As filed with the Securities and Exchange Commission on May 15, 2009
Registration No. 333-158349

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 1 to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tennessee Gas Pipeline Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4922 (Primary Standard Industrial Classification Code Number)	74-1056569 (I.R.S. Employer Identification Number)

El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Marguerite Woung-Chapman El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles H. Still, Jr. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-3309	Lara Mason, Esq. El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2009

PROSPECTUS

Tennessee Gas Pipeline Company

$250,000,000

Offer to Exchange
Registered 8.000% Notes due 2016
for
All Outstanding 8.000% Notes due 2016

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON          , 2009, UNLESS EXTENDED

The Notes

We are offering to exchange registered 8.000% Notes due 2016 for all of our outstanding 8.000% Notes due 2016. In this prospectus, we call the original notes the “Old Notes” and the registered notes the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.”

TERMS OF THE EXCHANGE OFFER:

•	The terms of the New Notes will be substantially identical to those of the Old Notes, except that the New Notes will not be subject to the transfer restrictions or registration rights relating to the Old Notes. The New Notes will represent the same debt as the Old Notes, and will be issued under the same indenture as the Old Notes.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	Interest on the New Notes will accrue from January 27, 2009 at the rate of 8.000% per annum, payable semi-annually in arrears on each February 1 and August 1, beginning August 1, 2009.

•	Each New Note issued in exchange for an Old Note will have the same principal amount, optional redemption terms, interest payment dates and maturity as the Old Note for which it is exchanged.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. We do not currently intend to extend the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	The New Notes will not be listed on any securities exchange nor do we intend to arrange for quotation of the New Notes on any automated dealer quotation system.

See the section entitled “Description of the Notes” that begins on page 48 for more information about the New Notes issued in this exchange offer and the Old Notes.

PARTICIPATING IN THE EXCHANGE OFFER INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” THAT BEGINS ON PAGE 6 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

The date of this prospectus is     , 2009.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, that registers the offer and sale of the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the registration statement and to its exhibits for further information with respect to us and the New Notes. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. This information is available without charge to holders of the notes upon written or oral request to the Corporate Secretary, El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, telephone number (713) 420-2600. In order to obtain timely delivery, you must request documents from us no later than five business days before the expiration of the exchange offer.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Such reports and other information may be read and copied at the SEC Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. The SEC also maintains an internet web site that contains reports and other information about us that we file electronically with the SEC. The address of the site is http: //www.sec.gov.

We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. Where we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. We cannot assure you, however, that the stated expectation or belief will occur or be achieved or accomplished. The words “believe,” “expect,” “estimate,” “anticipate,” and similar expressions will generally identify forward-looking statements. Our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany those statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

With this in mind, you should consider the risks discussed under the heading “Risk Factors” beginning on page 6 of this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 19 of this document, which include or refer to important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us or on our behalf.

INDUSTRY TERMS

Below is a list of terms that are common to our industry and used in this document.

/d	=	per day	LNG	=	liquified natural gas
BBtu	=	billion British thermal units	MMcf	=	million cubic feet
Bcf	=	billion cubic feet	NGL	=	natural gas liquid

When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

iii

PROSPECTUS SUMMARY

This summary highlights some basic information appearing in other sections of this prospectus to help you understand our business and the exchange offer. This summary does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 6 of this prospectus and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page iii. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to “Company,” “us,” “we,” “our,” “ours,” or “TGP” we are describing Tennessee Gas Pipeline Company, together with its subsidiaries. References to “El Paso” mean El Paso Corporation.

Our Company

We are a Delaware corporation incorporated in 1947, and an indirect wholly owned subsidiary of El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline system and storage facilities as discussed below.

Our pipeline system and storage facilities operate under tariffs approved by the Federal Energy Regulatory Commission (FERC) that establish rates, cost recovery mechanisms and other terms and conditions of services to our customers. The fees or rates established under our tariffs are a function of our costs of providing services to our customers, including a reasonable return on our invested capital.

Our strategy is to enhance the value of our transportation and storage business by:

•	Providing outstanding customer service;

•	Successfully executing on our backlog of committed expansion projects;

•	Developing new growth projects in our market and supply areas;

•	Ensuring the safety of our pipeline system and assets;

•	Optimizing our contract portfolio;

•	Focusing on efficiency and synergies across our system; and

•	Managing market segmentation and differentiation.

Our pipeline system consists of approximately 13,600 miles of pipeline with a design capacity of approximately 7,069 MMcf/d. During 2008, 2007 and 2006, average throughput was 4,864 BBtu/d, 4,880 BBtu/d and 4,534 BBtu/d. This multiple-line system begins in the natural gas producing regions of Louisiana, the Gulf of Mexico and south Texas and extends to the northeast section of the U.S., including the metropolitan areas of New York City and Boston. Our system also has interconnects at the U.S.- Mexico border and the U.S.- Canada border. As of December 31, 2008, we had two FERC-approved pipeline expansion projects on our system with a total capacity of 127 MMcf/d. Along our system, we have approximately 92 Bcf of underground working natural gas storage capacity.

Our principal offices are in the El Paso building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

Summary of the Terms of the Exchange Offer

Initial Offering of Old Notes	On January 27, 2009, we issued in a private placement $250 million principal amount of 8.000% Notes due 2016. We refer to these notes as the Old Notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement between us and the initial purchasers entered into in connection with the private placement of the Old Notes, we agreed to offer to exchange the Old Notes for up to $250 million principal amount of 8.000% Notes due 2016 that are being offered hereby. We refer to the notes issued in exchange for the Old Notes in this exchange offer as the New Notes. We have filed the registration statement of which this prospectus is a part of to meet our obligations under the registration rights agreement. If we fail to satisfy our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the Old Notes under specified circumstances.

The Exchange Offer	We are offering to exchange all Old Notes for the same aggregate principal amount of the New Notes, which have been registered under the Securities Act. The Old Notes may be tendered only in $1,000 increments. We will exchange New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Old Notes and the indenture governing those notes. In general, you may not offer or sell your Old Notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Old Notes	If you wish to tender your Old Notes for New Notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the Old Notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the Old Notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your Old Notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering Old Notes.” Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Resale of the New Notes	Except as provided below, we believe that the New Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the New Notes are being acquired in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

• you are not our affiliate; and

• you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed Wilmington Trust Company as exchange agent for the exchange offer. You can reach the exchange agent at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offer, you may call the exchange agent at (302) 636-6470.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of Old Notes for the New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Summary of Terms of New Notes

Issuer	Tennessee Gas Pipeline Company

New Notes	$250 million aggregate principal amount of 8.000% Notes due 2016.

Maturity Date	February 1, 2016.

Interest Rate	8.000% per annum, accruing from January 27, 2009.

Interest Payment Dates	February 1 and August 1 of each year, beginning August 1, 2009.

Optional Redemption	We may redeem the New Notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus under “Description of the Notes — Optional Redemption,” which will include a make-whole premium. The notes will not be subject to any sinking fund provision.

Change of Control Repurchase	If a Change of Control Triggering Event occurs, we will make an offer to repurchase the notes. See “Description of Notes — Repurchase of Notes at the Option of the Holder upon a Change of Control.”

Ranking	The New Notes will:

• be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness;

• be senior in right of payment to any of our future subordinated indebtedness;

• be effectively junior to any of our future secured indebtedness to the extent of the assets securing such indebtedness; and

• not be guaranteed by any of our subsidiaries, unconsolidated affiliates or parent companies, and accordingly, will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates. See “Description of the Notes — General.”

Our consolidated subsidiaries have no outstanding indebtedness. We have no secured debt.

Covenants	The indenture governing the notes contains covenants, including, but not limited to, covenants limiting (1) the creation of liens securing indebtedness, (2) the entry into certain sale-leaseback transactions, and (3) certain mergers and consolidations and transfers of assets. For a more detailed description, see “Description of the Notes — Covenants” and “Description of the Notes — Consolidation, Merger or Sale.”

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding Old Notes for the New Notes. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section beginning on page 6, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with the exchange of the outstanding Old Notes for the New Notes.

RISK FACTORS

Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors that may adversely affect us.

Risks Related to Our Business

Our success depends on factors beyond our control.

The financial results of our transportation and storage operations are impacted by the volumes of natural gas we transport or store and the prices we are able to charge for doing so. The volume of natural gas we are able to transport and store depends on the actions of third parties, including our customers, and is beyond our control. Further, the following factors, most of which are also beyond our control, may unfavorably impact our ability to maintain or increase current throughput, or to remarket unsubscribed capacity on our pipeline system:

•	service area competition;

•	price competition;

•	changes in regulation and action of regulatory bodies;

•	weather conditions that impact natural gas throughput and storage levels;

•	weather fluctuations or warming or cooling trends that may impact demand in the markets in which we do business, including trends potentially attributable to climate change;

•	continued development of additional sources of gas supply that can be accessed;

•	decreased natural gas demand due to various factors, including economic recession (as further discussed below) and increases in prices;

•	legislative, regulatory or judicial actions, such as mandatory greenhouse gas regulations and/or legislation that could result in (i) changes in the demand for natural gas and oil, (ii) changes in the availability of or demand for alternative energy sources such as hydroelectric and nuclear power, wind and solar, and/or (iii) changes in the demand for less carbon intensive energy sources;

•	availability and cost to fund ongoing maintenance and growth projects, especially in periods of prolonged economic decline;

•	opposition to energy infrastructure development, especially in environmentally sensitive areas;

•	adverse general economic conditions including prolonged recessionary periods that might negatively impact natural gas demand and the capital markets; and

•	unfavorable movements in natural gas prices in certain supply and demand areas.

A substantial portion of our revenues are generated from firm transportation contracts that must be renegotiated periodically.

Our revenues are generated under transportation and storage contracts which expire periodically and must be renegotiated, extended or replaced. If we are unable to extend or replace these contracts when they expire or renegotiate contract terms as favorable as the existing contracts, we could suffer a material reduction in our revenues, earnings and cash flows. Currently, a substantial portion of our revenues are under contracts that are discounted at rates below the maximum rates allowed under our tariff. For additional information on the expiration of our contract portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In particular, our ability to extend and replace contracts could be adversely affected by factors we cannot control, including:

•	competition by other pipelines, including the change in rates or upstream supply of existing pipeline competitors, as well as the proposed construction by other companies of additional pipeline capacity or LNG terminals in markets served by our interstate pipeline;

•	changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity when their contracts expire;

•	reduced demand and market conditions in the areas we serve;

•	the availability of alternative energy sources or natural gas supply points; and

•	legislative and/or regulatory actions.

For 2008, our revenues from National Grid USA and Subsidiaries represented approximately 12 percent of our operating revenues. For additional information on our revenues from this customer, see Note 10 to our Consolidated Financial Statements on page F-22. The loss of this customer or a decline in its creditworthiness could adversely affect our results of operations, financial position and cash flows.

We are exposed to the credit risk of our customers and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of delays in payment as well as losses resulting from nonpayment and/or nonperformance by our customers, including default risk associated with adverse economic conditions. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of our existing or future customers, and they fail to pay and/or perform due to an unanticipated deterioration in their creditworthiness and we are unable to remarket the capacity, our business, the results of our operations and our financial condition could be adversely affected. We may not be able to effectively remarket capacity during and after insolvency proceedings involving a shipper.

Fluctuations in energy commodity prices could adversely affect our business.

Revenues generated by our transportation and storage contracts depend on volumes and rates, both of which can be affected by the price of natural gas. Increased prices could result in a reduction of the volumes transported by our customers, including power companies that may not dispatch natural gas-fired power plants if natural gas prices increase. Increased prices could also result in industrial plant shutdowns or load losses to competitive fuels as well as local distribution companies’ loss of customer base. The success of our transmission and storage operations is subject to continued development of additional gas supplies to offset the natural decline from existing wells connected to our system, which requires the development of additional oil and natural gas reserves and obtaining additional supplies from interconnecting pipelines, primarily in the Gulf of Mexico. A decline in energy prices could cause a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission and storage through our system.

We retain a fixed percentage of natural gas transported as provided in our tariff. This retained natural gas is used as fuel and to replace lost and unaccounted for natural gas. We are at risk if we retain less natural gas than needed for fuel and to replace lost and unaccounted for natural gas. Pricing volatility may impact the value of under or over recoveries of retained natural gas, imbalances and system encroachments. If natural gas prices in the supply basins connected to our pipeline system are higher than prices in other natural gas producing regions, our ability to compete with other transporters may be negatively impacted on a short-term basis, as well as with respect to our long-term recontracting activities. Furthermore, fluctuations in pricing between supply sources and market areas could negatively impact our transportation revenues. As a result, significant prolonged changes in natural gas prices could have a material adverse effect on our financial condition, results of operations and liquidity. Fluctuations in energy prices are caused by a number of factors, including:

•	regional, domestic and international supply and demand;

•	availability and adequacy of transportation facilities;

•	energy legislation and regulation;

•	federal and state taxes, if any, on the sale or transportation and storage of natural gas and NGL;

•	abundance of supplies of alternative energy sources; and

•	political unrest among countries producing oil and LNG.

The agencies that regulate us and our customers could affect our profitability.

Our business is regulated by the FERC, the U.S. Department of Transportation, the U.S. Department of the Interior and various state and local regulatory agencies whose actions have the potential to adversely affect our profitability. In particular, the FERC regulates the rates we are permitted to charge our customers for our services and sets authorized rates of return.

In April 2008, the FERC adopted a new policy that will allow master limited partnerships to be included in rate of return proxy groups for determining rates for services provided by interstate natural gas and oil pipelines. The FERC uses a discounted cash flow model that incorporates the use of proxy groups to develop a range of reasonable returns earned on equity interests in companies with corresponding risks. The FERC then assigns a rate of return on equity within that range to reflect specific risks of that pipeline when compared to the proxy group companies. The FERC’s policy statement concludes among other items that (i) there should be no cap on the level of distributions included in the current discounted cash flow methodology and (ii) there should be a downward adjustment to the long-term growth rate used for the equity cost of capital of natural gas pipeline master limited partnerships. Pursuant to the FERC’s jurisdiction over rates, existing rates may be challenged by complaint, and proposed rate increases may be challenged by protest. A successful complaint or protest against our rates could have an adverse impact on our revenues.

In a January 15, 2009 decision that discussed an individual pipeline’s rate of return, the FERC analyzed the operations of each company proposed for inclusion in that pipeline’s proxy group to determine whether each company to be included had commensurate risks to the pipeline whose rates were being determined. The FERC included in that proxy group two primarily gas pipeline master limited partnerships (with the adjusted gross domestic product) and a diversified company that had higher risk exploration, production and trading operations in addition to pipeline operations. Companies whose distribution, electric or natural gas liquids operations exceeded pipeline operations were excluded. In light of this, it is expected that pipeline returns on equity will be driven largely by fact-based proxy group determinations in each case.

Also, increased regulatory requirements relating to the integrity of our pipeline requires additional spending in order to maintain compliance with these requirements. Any additional requirements that are enacted could significantly increase the amount of these expenditures. Further, state agencies that regulate our local distribution company customers could impose requirements that could impact demand for our services.

Environmental compliance and remediation costs and the costs of environmental liabilities could exceed our estimates.

Our operations are subject to various environmental laws and regulations regarding compliance and remediation obligations. Compliance obligations can result in significant costs to install and maintain pollution controls, fines and penalties resulting from any failure to comply and potential limitations on our operations. Remediation obligations can result in significant costs associated with the investigation or clean up of contaminated properties (some of which have been designated as Superfund sites by the U.S. Environmental Protection Agency (EPA) under the Comprehensive Environmental Response, Compensation and Liability Act), as well as damage claims arising out of the contamination of properties or impact on natural resources. Although we believe we have established appropriate reserves for our environmental liabilities, it is not possible for us to estimate the exact amount and timing of all future expenditures related to environmental matters and we could be required to set aside additional amounts which could significantly impact our future consolidated results of operations, financial position, or cash flows. See Note 8 to our Consolidated Financial Statements beginning on page F-16 and Note 4 to our Condensed Consolidated Financial Statements beginning on page F-30.

In estimating our environmental liabilities, we face uncertainties that include:

•	estimating pollution control and clean up costs, including sites where preliminary site investigation or assessments have been completed;

•	discovering new sites or additional information at existing sites;

•	receiving regulatory approval for remediation programs;

•	quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties;

•	evaluating and understanding environmental laws and regulations, including their interpretation and enforcement; and

•	changing environmental laws and regulations that may increase our costs.

In addition to potentially increasing the cost of our environmental liabilities, changing environmental laws and regulations may increase our future compliance costs, such as the costs of complying with ozone standards and potential mandatory greenhouse gas reporting and emission reductions. Future environmental compliance costs relating to greenhouse gases (GHGs) associated with our operations are not yet clear. Legislative and regulatory measures to address GHG emissions are in various phases of discussions or implementation at the international, national, regional and state levels. Various federal and state legislative proposals have been made over the last several years and it is possible that legislation may be enacted in the future that could negatively impact our operations and financial results. The level of such impact will likely depend upon whether any of our facilities will be directly responsible for compliance with GHG regulations and legislation; whether federal legislation will preempt any potentially conflicting state/regional GHG programs; whether cost containment measures will be available; the ability to recover compliance costs from our customers; and the manner in which allowances are provided. At the federal regulatory level, the EPA recently issued proposed regulations requiring monitoring and reporting of GHG emissions on an annual basis economy wide, including extensive new monitoring and reporting requirements applicable to our industry. The EPA has also recently proposed findings that GHGs in the atmosphere endanger public health and welfare, and that emissions from mobile sources cause or contribute to GHGs in the atmosphere. These proposed findings, if finalized as proposed, would not immediately affect our operations, but standards eventually promulgated pursuant to these findings could affect our operations and ability to obtain air permits for new and modified facilities. Legislation and regulation are also in various stages of discussion or implementation in many of the states and regions in which we operate. Therefore, it is not yet possible to determine whether the regulations implementing the legislation will be material to our operations or our financial results.

Finally, several lawsuits have been filed seeking to force the federal government to regulate GHG emissions under the Clean Air Act and to require individual companies to reduce the GHG emissions from their operations. These and other lawsuits may also result in decisions by federal and state courts and agencies that impact our operations and ability to obtain certifications and permits to construct future projects.

Although it is uncertain what impact these legislative, regulatory, and judicial actions might have on us until further definition is provided in those forums, there is a risk that such future measures could result in changes to our operations and to the consumption and demand for natural gas. Changes to our operations could include increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities, (iii) construct new facilities, (iv) acquire allowances to authorize our GHG emissions, (v) pay any taxes related to our GHG emissions and (vi) administer and manage a GHG emissions program. While we may be able to include some or all of the costs associated with our environmental liabilities and environmental and GHG compliance in the rates charged by our pipeline and in the prices at which we sell natural gas, our ability to recover such costs is uncertain and may depend on events beyond our control including the outcome of future rate proceedings before the FERC and the provisions of any final regulations and legislation.

Our operations are subject to operational hazards and uninsured risks.

Our operations are subject to the inherent risks normally associated with pipeline operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires, adverse weather conditions (such as hurricanes and flooding), terrorist activity or acts of aggression, and other hazards. Each of these risks could result in damage to or destruction of our facilities or damages or injuries to persons and property causing us to suffer substantial losses. Analyses performed by various governmental and private organizations indicate potential physical risks associated with climate change events (such as flooding, etc). Some of the studies indicate that potential impacts on energy infrastructure are highly uncertain and not well understood, including both the timing and potential magnitude of such impacts. As the science is better understood and analyzed, we will review the operational and uninsured risks to our facilities attributed to climate change.

While we maintain insurance against many of these risks to the extent and in amounts that we believe are reasonable, our insurance coverages have material deductibles as well as limits on our maximum recovery, and do not cover all risks. In addition, there is a risk that our insurers may default on their coverage obligations. As a result, our results of operations, cash flows or financial condition could be adversely affected if a significant event occurs that is not fully covered by insurance.

The expansion of our business by constructing new facilities subjects us to construction and other risks that may adversely affect our financial results.

We may expand the capacity of our existing pipeline or storage facilities by constructing additional facilities. Construction of these facilities is subject to various regulatory, development and operational risks, including:

•	our ability to obtain necessary approvals and permits by the FERC and other regulatory agencies on a timely basis and on terms that are acceptable to us;

•	the ability to access sufficient capital at reasonable rates to fund expansion projects, especially in periods of prolonged economic decline when we may be unable to access the capital markets;

•	the availability of skilled labor, equipment, and materials to complete expansion projects;

•	potential changes in federal, state and local statutes, regulations and orders, including environmental requirements that prevent a project from proceeding or increase the anticipated cost of the project;

•	impediments on our ability to acquire rights-of-way or land rights on a timely basis or on terms that are acceptable to us;

•	our ability to construct projects within anticipated costs, including the risk that we may incur cost overruns resulting from inflation or increased costs of equipment, materials, labor, contractor productivity or other factors beyond our control, that we may not be able to recover from our customers which may be material;

•	the lack of future growth in natural gas supply and/or demand; and

•	the lack of transportation, storage or throughput commitments.

Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. There is also the risk that the downturn in the economy and its negative impact upon natural gas demand may result in either slower development in our expansion projects or adjustments in the contractual commitments supporting such projects. As a result, new facilities may be delayed or may not achieve our expected investment return, which could adversely affect our results of operations, cash flows or financial position.

Our business requires the retention and recruitment of a skilled workforce and the loss of employees could result in the failure to implement our business plan.

Our business requires the retention and recruitment of a skilled workforce. If we are unable to retain and recruit employees such as engineers and other technical personnel, our business could be negatively impacted.

Adverse general domestic economic conditions could negatively affect our operating results, financial condition or liquidity.

We, El Paso, and its subsidiaries are subject to the risks arising from adverse changes in general domestic economic conditions including recession or economic slowdown. Recently, the U.S. economy has experienced recession and the financial markets have experienced extreme volatility and instability. In response to the volatility in the financial markets, El Paso has also announced certain actions that are designed to reduce its need to access such financial markets, including reductions in the capital programs of certain of its operating subsidiaries and the sale of several non-core assets.

If we or El Paso experience prolonged periods of recession or slowed economic growth in the United States, demand growth from consumers for natural gas transported by us may continue to decrease, which could impact the development of our future expansion projects. Additionally, our or El Paso’s access to capital could continue to be impeded and the cost of capital we obtain could be higher. Finally, we are subject to the risks arising from changes in legislation and regulation associated with such recession or prolonged economic slowdown, including creating preference for renewables, as part of a legislative package to stimulate the economy. Any of these events, which are beyond our control, could negatively impact our business, results of operations, financial condition, and liquidity.

We are subject to financing and interest rate risk.

Our future success, financial condition and liquidity could be adversely affected based on our ability to access capital markets and obtain financing at cost effective rates. This is dependent on a number of factors in addition to general economic conditions discussed above, many of which we cannot control, including changes in:

•	our credit ratings;

•	the structured and commercial financial markets;

•	market perceptions of us or the natural gas and energy industry;

•	tax rates due to new tax laws; and

•	market prices for hydrocarbon products.

Risks Related to Our Affiliation with El Paso

El Paso files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this report. Such information is not included herein or incorporated by reference into this report.

Our relationship with El Paso and its financial condition subjects us to potential risks that are beyond our control.

Due to our relationship with El Paso, adverse developments or announcements concerning El Paso or its other subsidiaries could adversely affect our financial condition, even if we have not suffered any similar development. The ratings assigned to El Paso’s senior unsecured indebtedness are below investment grade, currently rated Ba3 by Moody’s Investor Service, BB- by Standard & Poor’s and BB+ by Fitch Ratings. The ratings assigned to our senior unsecured indebtedness are currently investment grade, with a Baa3 rating by Moody’s Investor Service and a BBB- rating by Fitch Ratings. Standard & Poor’s has assigned a below investment grade rating of BB to our senior unsecured indebtedness. El Paso and its subsidiaries, including us, are (i) on a stable outlook with Moody’s Investor Service and Fitch Ratings and (ii) on a negative outlook with Standard & Poor’s. There is a risk that these credit ratings may be adversely affected in the future as the credit rating agencies continue to review our and El Paso’s leverage, liquidity and credit profile. Any reduction in our or El Paso’s credit ratings could impact our ability to access the capital markets, as well as our cost of capital and collateral requirements.

El Paso provides cash management and other corporate services for us. Pursuant to El Paso’s cash management program, we transfer surplus cash to El Paso in exchange for an affiliated note receivable. In addition, we conduct commercial transactions with some of our affiliates. If El Paso or such affiliates are unable to meet their respective liquidity needs, we may not be able to access cash under the cash management program, or our affiliates may not be able to pay their obligations to us. However, we might still be required to satisfy affiliated payables we have established. Our inability to recover any affiliated receivables owed to us could adversely affect our financial position. For a further discussion of these matters, see Note 12 to our Consolidated Financial Statements on page F-22 and Note 5 to our Condensed Consolidated Financial Statements beginning on page F-32.

We may be subject to a change in control if an event of default occurs under El Paso’s credit agreement.

Under El Paso’s $1.5 billion credit agreement, our common stock and the common stock of one of El Paso’s other subsidiaries are pledged as collateral. As a result, our ownership is subject to change if there is a default under the credit agreement and El Paso’s lenders exercise rights over their collateral, even if we do not have any borrowings outstanding under the credit agreement. For additional information concerning El Paso’s credit facility, see Note 7 to our Consolidated Financial Statements on page F-15.

A default under El Paso’s $1.5 billion credit agreement by any party could accelerate our future borrowings, if any, under the credit agreement and our long-term debt, which could adversely affect our liquidity position.

We are a party to El Paso’s $1.5 billion credit agreement. We are only liable, however, for our borrowings under the credit agreement, which were zero at March 31, 2009. Under the credit agreement, a default by El Paso, or any other borrower, could result in the acceleration of repayment of all outstanding borrowings, including the borrowings of any non-defaulting party. The acceleration of repayments of borrowings, if any, or the inability to borrow under the credit agreement, could adversely affect our liquidity position and, in turn, our financial condition.

Under El Paso’s $1.5 billion credit agreement and our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include (i) limitations on the incurrence of additional debt, based on a ratio of debt to EBITDA (as defined in the agreements), which shall not exceed 5.0 to 1; (ii) limitations on the use of proceeds from borrowings; (iii) limitations, in some cases, on transactions with our affiliates; (iv) limitations on the incurrence of liens; and (v) potential limitations on our ability to declare and pay dividends. For the year ended December 31, 2008, we were in compliance with our debt-related covenants.

We are an indirect wholly owned subsidiary of El Paso.

As an indirect wholly owned subsidiary of El Paso, subject to limitations in our credit agreements and indentures, El Paso has substantial control over:

•	our payment of dividends;

•	decisions on our financing and capital raising activities;

•	mergers or other business combinations;

•	our acquisitions or dispositions of assets; and

•	our participation in El Paso’s cash management program.

El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of our long-term debt.

Risks Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your Old Notes will not be accepted for exchange.

We will not accept your Old Notes for exchange if you do not follow the exchange offer procedures. We will issue New Notes as part of this exchange offer only after timely receipt of your Old Notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your Old Notes. Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your Old Notes, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your Old Notes for New Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the Old Notes, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Old Notes after the exchange offer, you may not be able to sell them. To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks Related to the Notes

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

We have substantial indebtedness. As of March 31, 2009, we had total indebtedness of approximately $1.8 billion, all of which was senior unsecured indebtedness.

Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture governing the notes from incurring additional indebtedness, and covenants applicable to us in El Paso’s credit agreement allow us to incur significant amounts of additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries.

Because there is no public market for the New Notes, you may not be able to resell them.

Although the issuance of the New Notes will be registered under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that an active market will exist for the New Notes or that any trading market that does develop will be liquid. We do not intend to apply to list the New Notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading market for the New Notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates and general economic conditions.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the Old Notes. We will not receive any proceeds from the issuance of the New Notes and we have agreed to pay the expenses of this exchange offer. In exchange for issuing New Notes, we will receive a like principal amount of Old Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and will not be reissued. Accordingly, issuing New Notes will not result in any increase in our outstanding debt.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

You should read the following selected historical financial and operating data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 19 of this prospectus and the Consolidated Financial Statements and Notes beginning on page F-1. The Operating Results Data and Cash Flow Data for each of the three years in the period ended December 31, 2008 and the Financial Position Data as of December 31, 2008 and 2007 were derived from the audited consolidated financial statements included in this prospectus. We derived the historical consolidated Operating Results Data for each of the two years in the period ended December 31, 2005 and the Financial Position Data as of December 31, 2006, 2005 and 2004 from our accounting records. The historical consolidated financial data as of March 31, 2009 and for each of the three month period ended March 31, 2008 and 2009 were derived from the unaudited condensed consolidated financial statements included in this prospectus. Our selected results are not necessarily indicative of results to be expected in future periods and results for interim periods are not necessarily indicative of full year results.

						Three Months Ended
	Year Ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(In millions, except for volumes)

Operating Results Data:
Operating revenues	$907	$862	$793	$757	$751	$266	$245

Operating expenses
Operation and maintenance	386	338	315	328	279	90	81
Depreciation and amortization	182	170	164	161	161	46	45
Loss on long lived assets	25	—	—	—	—	—	16
Taxes, other than income taxes	52	56	55	51	51	16	15

	645	564	534	540	491	152	157

Operating income	262	298	259	217	260	114	88
Earnings from unconsolidated affiliate	13	13	15	14	13	3	4
Other income, net	10	19	14	5	3	3	4
Interest and debt expense	(136)	(130)	(129)	(131)	(130)	(38)	(33)
Affiliated interest income, net	33	44	43	25	12	4	9

Income before income taxes	182	244	202	130	158	86	72
Income taxes	71	91	75	48	64	33	29
Cumulative effect of accounting change, net of income taxes	—	—	—	(3)	—	—	—

Net income	$111	$153	$127	$79	$94	$53	$43

Cash Flow Data:
Cash flows provided by operating activities	$405	$286	$389	$369	$261	$131	123
Cash flows used in investing activities	$(405)	$(286)	$(389)	$(369)	$(261)	$(166)	$(123)
Cash flows provided by financing activities	$—	$—	$—	$—	$—	$235	$—
Financial Position Data:
Total property, plant and equipment, net	$5,483	$5,348	$5,180	$4,921	$4,899	$5,497
Total assets	$6,594	$6,683	$6,702	$6,364	$6,246	$6,917
Total debt	$1,605	$1,603	$1,602	$1,600	$1,598	$1,843
Stockholder’s equity	$3,071	$3,294	$3,157	$3,027	$2,947	$3,124
Operating Data:
Throughput volumes (BBtu/d)	4,864	4,880	4,534	4,443	4,469	5,497	5,743
Other Financial Data:
EBIT(1)	$285	$330	$288	$236	$276	$120	$96
EBITDA(1)	$467	$500	$452	$397	$437	$166	$141
Capital expenditures(2)	$323	$364	$421	$203	$164	$67	$43

(footnotes on following page)

(1)	Our management uses earnings before interest expense and income taxes (EBIT) as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as an investment in an unconsolidated affiliate. We believe EBIT is useful to our investors because it allows them to evaluate more effectively our operating performance using the same performance measure analyzed internally by our management. We define EBIT as net income adjusted for (i) items that do not impact our income from continuing operations, such as the impact of accounting changes, (ii) income taxes, (iii) interest and debt expense and (iv) affiliated interest income. We exclude interest and debt expense from this measure so that our investors may evaluate our operating results without regard to our financing methods. EBITDA is defined as EBIT further adjusted to exclude depreciation and amortization. We present EBITDA because we believe that our lenders consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Below is a reconciliation of EBITDA and EBIT to net income:

						Three Months Ended
	Year Ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(In millions)

EBITDA	$467	$500	$452	$397	$437	$166	$141
Depreciation and amortization	(182)	(170)	(164)	(161)	(161)	(46)	(45)

EBIT	285	330	288	236	276	120	96
Interest and debt expense	(136)	(130)	(129)	(131)	(130)	(38)	(33)
Affiliated interest income, net	33	44	43	25	12	4	9
Income taxes	(71)	(91)	(75)	(48)	(64)	(33)	(29)

Income before cumulative accounting change	111	153	127	82	94	53	43
Cumulative effect of accounting change, net of income taxes	—	—	—	(3)	—	—	—

Net income	$111	$153	$127	$79	$94	$53	$43

EBIT and EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis or our results as reported under GAAP. For example, these measures:

• do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• do not reflect changes in, or cash requirements for, our working capital needs; and

• do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirement for such replacements. Other companies in our industry may calculate EBIT and EBITDA differently than we do, limiting their usefulness as comparative measures. Additionally, EBIT and EBITDA should be considered in conjunction with net income and other performance measures such as operating income or operating cash flows.

(2)	Capital expenditures for property, plant and equipment comprised the following:

						Three Months Ended
	Year Ended December 31,					March 31,
	2008	2007	2006	2005	2004	2009	2008
	(In millions)

Maintenance	$198	$139	$160	$138	$139	$23	$27
Expansion/Other	83	181	101	30	15	18	16
Hurricanes(*)	—	41	160	35	10	16	—
Other(**)	42	3	—	—	—	10	—

Total	$323	$364	$421	$203	$164	$67	$43

(*)	Amounts shown are net of insurance proceeds of $34 million, $47 million, $19 million and $28 million for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

(**)	Relates to building renovations at our corporate facilities.

RATIO OF EARNINGS TO FIXED CHARGES

										Three
										Months
										Ended
	Year Ended December 31,									March 31,
	2008		2007		2006		2005		2004	2009		2008

Ratio of earnings to fixed charges	2.3	x	2.8	x	2.5	x	2.3	x	2.1x	3.2	x	3.1	x

For purposes of this computation, earnings represents income from continuing operations before income taxes, interest expense, with adjustments to equity earnings to reflect actual distributions from equity investments, amortization of debt costs, and that portion of rental expense which represents an interest factor. Fixed charges means that sum of interest costs, amortization of debt costs, and that portion of rental expense which represents an interest factor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition (MD&A) should be read in conjunction with “Business,” “Selected Historical Financial and Operating Data” and the Consolidated Financial Statements and related notes beginning on page F-1 of this prospectus. MD&A includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from the statements we make. Factors that could cause actual results to differ include those risks and uncertainties that are discussed in “Risk Factors.”

Overview

Our primary business consists of the interstate transportation and storage of natural gas. Each of these businesses faces varying degrees of competition from other existing and proposed pipelines and LNG facilities, as well as from alternative energy sources used to generate electricity, such as hydroelectric power, coal and fuel oil. Our revenues from transportation and storage services consist of the following types.

		Percent of Total
Type	Description	Revenues in 2008

Reservation	Reservation revenues are from customers (referred to as firm customers) that reserve capacity on our pipeline systems and storage facilities. These firm customers are obligated to pay a monthly reservation or demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts.	61
Usage and Other	Usage revenues are from both firm customers and interruptible customers (those without reserved capacity) that pay usage charges and provide fuel in-kind based on the volume of gas actually transported, injected or withdrawn. We also earn revenue from other miscellaneous sources.	39

The FERC regulates the rates we can charge our customers. These rates are generally a function of the cost of providing services to our customers, including a reasonable return on our invested capital. Because of our regulated nature, our revenues have historically been relatively stable. However, our financial results can be subject to volatility due to factors such as changes in natural gas prices, changes in supply and demand, regulatory actions, competition, declines in the creditworthiness of our customers and weather. We also experience volatility in our financial results when the amounts of natural gas used in our operations differ from the amounts we recover from our customers for that purpose.

In response to changing market conditions, we have shifted from a traditional dependence solely on long-term contracts to an approach that balances short-term and long-term commitments. This shift, which can increase the volatility of our revenues, is due to changes in market conditions and competition driven by state utility deregulation, local distribution company mergers, new pipeline competition, shifts in supply sources, volatility in natural gas prices, demand for short-term capacity and new power generation markets.

We continue to manage our recontracting process to limit the risk of significant impacts on our revenues from expiring contracts. Our ability to extend our existing customer contracts or remarket expiring contracted capacity is dependent on competitive alternatives, the regulatory environment at the federal, state and local levels and the market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. Subject to regulatory requirements, we attempt to recontract or remarket our capacity at the maximum rates allowed under our tariffs. However, we have entered into a substantial portion of firm transportation contracts at amounts that are less than these maximum allowable rates to remain competitive.

Our existing contracts mature at various times and in varying amounts of throughput capacity. The weighted average remaining contract term for our active contracts is approximately four years as of December 31, 2008. Below are the contract expiration portfolio and the associated revenue expirations for our firm transportation contracts as of December 31, 2008, including those with terms beginning in 2009 or later.

		Percent of Total		Percent of Total
		Contracted	Reservation	Reservation
	BBtu/d	Capacity	Revenue	Revenue
			(In millions)

2009	920	11	$6	1
2010	1,015	12	53	10
2011	644	8	65	13
2012	2,187	27	70	14
2013	1,374	17	111	21
2014 and beyond	2,001	25	214	41

Total	8,141	100	$519	100

Results of Operations

Our management uses earnings before interest expense and income taxes (EBIT) as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as an investment in an unconsolidated affiliate. We believe EBIT is useful to investors because it allows them to evaluate more effectively our operating performance using the same performance measure analyzed internally by our management. We define EBIT as net income adjusted for (i) items that do not impact our income from continuing operations, (ii) income taxes, (iii) interest and debt expense and (iv) affiliated interest income. We exclude interest and debt expense from this measure so that investors may evaluate our operating results without regard to our financing methods. EBIT may not be comparable to measurements used by other companies. Additionally, EBIT should be considered in conjunction with net income and other performance measures such as operating income or operating cash flows. Below is a reconciliation of our EBIT to net income, our throughput volumes and an analysis and discussion of our results for the periods indicated.

Operating Results:

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
	(In millions, except for volumes)

Operating revenues	$907	$862	$793	$266	$245
Operating expenses	(645)	(564)	(534)	(152)	(157)

Operating income	262	298	259	114	88
Earnings from unconsolidated affiliate	13	13	15	3	4
Other income, net	10	19	14	3	4

EBIT	285	330	288	120	96
Interest and debt expense	(136)	(130)	(129)	(38)	(33)
Affiliated interest income, net	33	44	43	4	9
Income taxes	(71)	(91)	(75)	(33)	(29)

Net income	$111	$153	$127	$53	$43

Throughput volumes (BBtu/d)	4,864	4,880	4,534	5,497	5,743

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

The following items contributed to our overall EBIT increase of $24 million for the quarter ended March 31, 2009 compared to 2008.

				EBIT
	Revenue	Expense	Other	Impact
	Favorable/(Unfavorable)
	(In millions)

Gas not used in operations and other natural gas sales	$18	$(2)	$—	$16
Services revenues	4	—	—	4
Hurricanes	—	(4)	—	(4)
Other operating and general and administrative costs	—	(4)	—	(4)
Loss on long-lived assets	—	16	—	16
Other(1)	(1)	(1)	(2)	(4)

Total impact on EBIT	$21	$5	$(2)	$24

(1)	Consists of individually insignificant items.

The following discusses some of the significant items listed above as well as events that may affect our operations in the future.

Gas Not Used in Operations and Other Natural Gas Sales.  Gas not used in operations results in revenues to us, which we recognize when volumes are retained. During the quarter ended March 31, 2009, our EBIT was favorably impacted by higher average prices realized on operational sales of gas not used in our system as compared to the same period in 2008.

Services Revenues.  During the quarter ended March 31, 2009, our EBIT was favorably impacted by higher average realized rates in the northern region and additional capacity sales in the southern region of our system, as compared to the same period in 2008.

Hurricanes.  We continue to repair damages to sections of our Gulf Coast and offshore pipeline facilities due to Hurricanes Gustav and Ike which occurred during the third quarter of 2008. For the quarter ended March 31, 2009, our EBIT was unfavorably impacted by $4 million related to these hurricanes due to repair costs that will not be recovered from insurance due to losses not exceeding self-retention levels.

Other Operating and General and Administrative Costs.  During the quarter ended March 31, 2009, our operating and general and administrative expenses were higher than the same period in 2008 primarily due to increased labor costs to support customer activities.

Loss on Long-Lived Assets.  In the first quarter of 2008, we recorded impairments of $16 million, primarily related to our decision not to proceed with the Essex-Middlesex Lateral project due to its prolonged permitting process and changing market conditions.

Interest and Debt Expense

Interest and debt expense for the quarter ended March 31, 2009 was approximately $5 million higher than the same period in 2008 primarily due to the issuance of $250 million of 8.00% senior notes in January 2009.

Affiliated Interest Income, Net

Affiliated interest income, net for the quarter ended March 31, 2009, was $5 million lower than the same period in 2008 primarily due to lower average short-term interest rates on advances to El Paso under its cash management program. The following table shows the average advances due from El Paso and the average short-term interest rates for the quarters ended March 31:

	2009	2008
	(In millions, except for rates)

Average advance due from El Paso	$818	$705
Average short-term interest rate	2.2%	5.6%

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following items contributed to our overall EBIT decrease of $45 million for the year ended December 31, 2008 compared to 2007:

				EBIT
	Revenue	Expense	Other	Impact
	Favorable/(Unfavorable)
	(In millions)

Services revenues	$15	$—	$—	$15
Expansions	29	(12)	(4)	13
Gas not used in operations and other natural gas sales	26	—	—	26
Contract settlement	(10)	—	—	(10)
Hurricanes	(10)	(12)	—	(22)
Other operating and general and administrative costs	—	(31)	—	(31)
Gain/loss on long-lived assets	—	(24)	2	(22)
Allowance for funds used during construction	—	—	(8)	(8)
Other(1)	(5)	(2)	1	(6)

Total impact on EBIT	$45	$(81)	$(9)	$(45)

(1)	Consists of individually insignificant items.

The following discusses some of the significant items listed above as well as events that may affect our operations in the future.

Services Revenues.  In 2008, we sold additional capacity in the northern and southern regions of our system as compared to the same period in 2007. This increase in revenue was partially offset by lower surcharges from certain firm customers in 2008.

Expansions

Projects Placed in Service in 2008 and 2007.  In July and September 2007, the Louisiana Deepwater Link and the Triple — T Extension projects were placed into service. These expansions increased gas supply attached to our system in excess of 900 MMcf/d. Revenues for these projects are based on throughput levels as natural gas reserves are developed. Also, in November 2007, the Northeast ConneXion — New England expansion project was placed into service. This project provides an additional 108 MMcf/d of capacity to meet growing demand for natural gas in the New England market area. In November 2008, we placed the Bluewater reconfiguration project into service. This increase in revenues was partially offset by depreciation and operating and maintenance expenses of the new facilities.

Committed Projects Not Yet Completed.  We currently have the following projects in various stages of development:

	Anticipated
Project	In-Service Dates	Estimated Cost	FERC Approved
	(In millions)

Carthage Expansion	May 2009	$39	Yes
Concord Lateral Expansion	November 2009	21	Yes
300 Line Expansion	November 2011	750	No

Total Committed Expansion Backlog		$810

300 Line Expansion.  The 300 Line Expansion involves the installation of seven looping segments in Pennsylvania and New Jersey totaling approximately 128 miles of 30-inch pipeline, and the addition of approximately 52,000 horsepower of compression following the installation of two new compressor stations and upgrades at seven existing compressor stations. Upon completion, we expect this project to increase natural gas delivery capacity in the region by approximately 293 MMcf/d. The 300 Line Expansion project will provide access to diversified natural gas supplies from Gulf Coast, Appalachian, Rockies, and Marcellus Shale supply areas, and gas deliveries to points along the 300 Line path and into various interconnections with other pipelines in northern New Jersey, as well as an existing delivery point in White Plains, New York.

Gas Not Used in Operations and Other Natural Gas Sales.  The financial impact of operational gas, net of gas used in operations, is based on the amount of natural gas we are allowed to retain and dispose of according to our tariff, relative to the amounts of natural gas we use for operating purposes and the price of natural gas. The financial impact of gas not needed for operations is influenced by factors such as system throughput, facility enhancements and the ability to operate the system efficiently. Gas not needed for operations results in revenues to us, which we recognize when the volumes are retained. During the year ended December 31, 2008 our EBIT was favorably impacted by higher volumes of gas not used in our operations compared to 2007.

Contract Settlement.  In 2007, we received $10 million to settle our bankruptcy claim against USGen New England, Inc.

Hurricanes.  During 2008, we incurred damage to sections of our Gulf Coast and offshore pipeline facilities due to Hurricanes Gustav and Ike. Our EBIT was unfavorably impacted by $29 million related to these hurricanes due to gas loss from various damaged pipelines, lower volume of gas not used in operations, lower usage revenue, and repair costs that will not be recovered from insurance due to losses not exceeding self-retention levels. See “Liquidity and Capital Resources” for a further discussion of the hurricanes.

Other Operating and General and Administrative Costs.  During the year ended December 31, 2008, our operating and general and administrative expenses were higher than in 2007 primarily due to increased labor costs to support growth and customer activities, additional maintenance work required on our pipeline system and higher electric compression costs at certain compressor stations.

Gain/Loss on Long-Lived Assets.  During 2008, we recorded impairments of $25 million, including an impairment related to our Essex-Middlesex Lateral project due to its prolonged permitting process. During 2007, we recorded a $7 million pretax gain on the sale of a pipeline lateral, and an impairment of $8 million related to a pipeline asset which was purchased to repair hurricane damage and not subsequently utilized.

Allowance for Funds Used During Construction (AFUDC).  AFUDC was lower during 2008 primarily due to a decrease in capital expenditures associated with hurricanes and expansion projects as compared to 2007.

Interest and Debt Expense

Interest and debt expense for the year ended December 31, 2008, was $6 million higher than in 2007 primarily due to lower allowance for funds used during construction in 2008 resulting from a decrease in capital expenditures associated with hurricanes and expansion projects as compared to 2007.

Affiliated Interest Income, Net

Affiliated interest income, net for the year ended December 31, 2008, was $11 million lower than in 2007 primarily due to lower average short-term interest rates partially offset by higher average advances to El Paso under its cash management program. The average short-term interest rate decreased from 6.2% in 2007 to 4.4% in 2008, and the average advances due from El Paso of $729 million in 2007 increased to $768 million in 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following items contributed to our overall EBIT increase of $42 million for the year ended December 31, 2007 compared to 2006:

				EBIT
	Revenue	Expense	Other	Impact
	Favorable/(Unfavorable)
	(In millions)

Services revenues	$29	$—	$—	$29
Gas not used in operations and other natural gas sales	15	—	—	15
Contract settlement	10	—	—	10
Expansions	9	(1)	(1)	7
Operating and general and administrative costs	—	(20)	—	(20)
Gain/loss on long-lived assets	—	(1)	(2)	(3)
Allowance for funds used during construction	—	—	9	9
Other(1)	6	(8)	(3)	(5)

Total impact on EBIT	$69	$(30)	$3	$42

(1)	Consists of individually insignificant items.

The following discusses some of the significant items listed above as well as events that may affect our operations in the future.

Services Revenues.  During 2007, we sold additional capacity in the south central region of our system and transported higher volumes under firm transportation contracts.

Gas Not Used in Operations and Other Natural Gas Sales.  The financial impact of operational gas, net of gas used in operations, is based on the amount of natural gas we are allowed to retain and dispose of according to our tariff, relative to the amounts of natural gas we use for operating purposes and the price of natural gas. The financial impact of gas not needed for operations is influenced by factors such as system throughput, facility enhancements and the ability to operate the system efficiently. Gas not needed for operations results in revenues to us, which we recognize when the volumes are retained. During the year ended December 31, 2007 our EBIT was favorably impacted by higher volumes of gas not used in our operations compared to 2006.

Contract Settlement.  In 2007, we received $10 million to settle a bankruptcy claim against USGen New England, Inc.

Expansions

Projects Placed in Service in 2007 and 2006.  In December 2006, our Northeast ConneXion — NY/NJ expansion project was placed into service resulting in an increase in our operating revenues. This increase was partially offset by depreciation of the new facilities. In July 2007, we completed the Louisiana Deepwater Link project which has increased gas supply attached to our system by up to 900 MMcf/d. In September 2007, we completed the Triple — T Extension project which also increased gas supply attached to our system. Revenues for these projects are based on throughput levels as natural gas reserves are developed. In November 2007, our Northeast ConneXion — New England expansion project was placed into service. This project provided an additional 108 MMcf/d of capacity to meet growing demand for natural gas in the New England market area.

Operating and General and Administrative Costs.  During the year ended December 31, 2007, our operating costs were higher than the same period in 2006 primarily due to increased throughput, increased reserves for non-trade accounts receivable, and higher electric compression costs at certain compressor stations.

Gain/Loss on Long-Lived Assets.  During 2007, we completed the sale of a pipeline lateral for approximately $35 million and recorded a pretax gain on the sale of approximately $7 million in operating and maintenance expense on our income statement. During 2007, we also recorded a loss of $8 million related to a pipeline asset which was purchased to repair hurricane damage and not subsequently utilized.

Allowance for Funds Used During Construction (AFUDC).  AFUDC was higher during 2007 primarily due to capitalized hurricane expenditures.

Income Taxes

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
	(In millions, except for rates)

Income taxes	$71	$91	$75	$33	$29
Effective tax rate	39%	37%	37%	38%	40%

Our effective tax rate for 2008, 2007 and 2006 and for the three month period ended March 31, 2009 and 2008 was different than the statutory rate of 35 percent primarily due to the effect of state income taxes. For a reconciliation of the statutory rate to the effective rates for each of the three years in the period ended 2008, see Note 3 to our Consolidated Financial Statements beginning on page F-12.

Liquidity and Capital Resources

Liquidity Overview.  Our primary sources of liquidity are cash on hand, cash flows from operating activities and El Paso’s cash management program. Our primary uses of cash are for working capital and capital expenditures. We have historically advanced cash to El Paso under its cash management program, which we reflect in investing activities in our statement of cash flows. At March 31, 2009, we had notes receivable from El Paso of approximately $917 million. We do not intend to settle these notes within twelve months and therefore, classified them as non-current on our balance sheet. See Note 5 to our Condensed Consolidated Financial Statements beginning on page F-32 for a further discussion of El Paso’s cash management program and our other affiliate notes receivable. We believe that cash on hand and cash flows from operating activities combined with amounts available to us under El Paso’s cash management program will be adequate to meet our capital requirements and our existing operating needs.

In addition to the cash management program, we are eligible to borrow amounts available under El Paso’s $1.5 billion credit agreement and are only liable for amounts we directly borrow. As of March 31, 2009, El Paso had approximately $0.9 billion of capacity remaining and available to us under this credit facility agreement, and none of the amount outstanding under the facility was issued or borrowed by us. For a further discussion of this credit agreement, see Note 7 to our Consolidated Financial Statements beginning on page F-15.

Extreme volatility in the financial markets, the energy industry and the global economy will likely continue through the remainder of 2009 and possibly beyond. The global financial markets remain extremely volatile and it is uncertain whether recent U.S. and foreign government actions will successfully restore confidence and liquidity in the global financial markets. This could impact our longer-term access to capital for future growth projects as well as the cost of such capital. In January 2009, we issued $250 million of 8.000% senior notes due February 2016 for net proceeds of $235 million. Based on the liquidity available to us through cash on hand, our operating activities and El Paso’s cash management program, we do not anticipate a need to further access the financial markets for the remainder of 2009 for any of our operating activities or expansion capital needs. Additionally, although the impacts are difficult to quantify at this point, a continued downward trend in the global economy could have adverse impacts on natural gas consumption and demand. However, we believe our exposure to changes in natural gas consumption and demand is largely mitigated by a revenue base that is significantly comprised of long-term contracts that are based on firm demand charges and are less affected by a potential reduction in the actual usage or consumption of natural gas.

As of March 31, 2009, El Paso had approximately $1.8 billion of cash and approximately $1.5 billion of capacity available to it under various committed credit facilities. As noted above, we do not currently anticipate a need to further access the financial markets for the remainder of 2009; however, volatility in the financial markets could impact our or El Paso’s ability to access these markets at reasonable rates in the future.

For further detail on our risk factors including adverse general economic conditions and our ability to access financial markets which could impact our operations and liquidity, see “Risk Factors”.

Capital Expenditures.  Our capital expenditures for the years ended December 31 were as follows:

	2008	2007	2006
	(In millions)

Maintenance	$198	$139	$160
Expansions	83	181	101
Hurricanes(1)	—	41	160
Other(2)	42	3	—

Total	$323	$364	$421

(1)	Amounts shown are net of insurance proceeds of $34 million, $47 million and $19 million for 2008, 2007 and 2006, respectively.

(2)	Relates to building renovations at our corporate facilities.

Our cash capital expenditures for the quarter ended March 31, 2009, and our estimates of capital expenditures for the remainder of this year to expand and maintain our system are listed below. We expect to fund these capital expenditures through a combination of available cash on hand, internally generated funds, and amounts available under El Paso’s cash management program.

	Quarter Ended
	March 31,	2009
	2009	Remaining	Total
	(In millions)

Maintenance	$23	$154	$177
Expansion	18	130	148
Hurricanes	16	29	45
Other(1)	10	72	82

	$67	$385	$452

(1)	Relates to building renovations at our corporate facilities.

Hurricanes Ike and Gustav.  During the third quarter of 2008, our pipeline and certain of our facilities were damaged by Hurricanes Gustav and Ike. We continue to assess the damages resulting from these hurricanes and the corresponding impact on estimated costs to repair and/or abandon facilities. Although our estimates may change in the future, we currently estimate the total repair and abandonment costs to be approximately $143 million, a majority of which we expect will be capital and none of which are recoverable from insurance due to losses not exceeding self-retention levels.

Commitments and Contingencies

Legal Proceedings

For a description of our material legal proceedings, see “Business — Legal Proceedings.”

Environmental Matters

For a discussion of our environmental matters, see Note 8 to our Consolidated Financial Statements beginning on page F-16 and Note 4 to our Condensed Consolidated Financial Statements beginning on page F-29.

Regulatory

For a discussion of our regulatory matters, see “Business — Regulatory Environment” and Note 8 to our Consolidated Financial Statements beginning on page F-16 and Note 4 to our Condensed Consolidated Financial Statements beginning on page F-29.

Critical Accounting Policies

A critical accounting policy involves the use of complicated processes, assumptions and/or judgments in the preparation of our financial statements. Below is a discussion of our critical accounting policies.

Cost-Based Regulation.  We account for our regulated operations under the provision of Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation.” The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Management continually assesses whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. We periodically evaluate the applicability of SFAS No. 71, and consider factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, we may have to reduce certain of our asset balances to reflect a market basis lower than cost and write-off the associated regulatory assets. As of December 31, 2008, we had regulatory assets of approximately $49 million and regulatory liabilities of approximately $194 million.

Accounting for Legal and Environmental Reserves.  We accrue legal and environmental reserves when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated. Estimates of our liabilities are based on our evaluation of potential outcomes, currently available facts, and in the case of environmental reserves, existing technology and presently enacted laws and regulations taking into consideration the likely effects of societal and economic factors, estimates of associated onsite, offsite and groundwater technical studies and legal costs. Actual results may differ from our estimates, and our estimates can be, and often are, revised in the future, either negatively or positively, depending upon actual outcomes or changes in expectations based on the facts surrounding each matter. As of December 31, 2008, we had accrued approximately $6 million for environmental matters and we had no accruals for outstanding legal matters.

Accounting for Other Postretirement Benefits.  We reflect an asset or liability for our postretirement benefit plan based on its over funded or under funded status. As of December 31, 2008, our postretirement benefit plan was over funded by $2 million. Our postretirement benefit obligation and net benefit costs are primarily based on actuarial calculations. We use various assumptions in performing these calculations, including those related to the return that we expect to earn on our plan assets, the estimated cost of heath care when benefits are provided under our plan and other factors. A significant assumption we utilize is the discount rate used in calculating our benefit obligation. We select our discount rate by matching the timing and amount of our expected future benefit payments for our postretirement benefit obligation to the average yields of various high-quality bonds with corresponding maturities.

Actual results may differ from the assumptions included in these calculations, and as a result, our estimates associated with our postretirement benefits can be, and often are, revised in the future. The income statement impact of the changes in the assumption on our related benefit obligation, along with changes to the plan and other items, are deferred and recorded as either a regulatory asset or liability. A one percent change in our primary assumptions would not have a material impact on our net postretirement benefit cost. The following table shows the impact of a one percent change in the primary assumptions used in our actuarial calculations associated with our funded status for the year ended December 31, 2008 (in millions):

Change in Funded
Status and Pretax
Accumulated Other
Comprehensive
Income
One percent increase in:
Discount rates	$2
Health care cost trends	—
One percent decrease in:
Discount rates	$(2)
Health care cost trends	—

Contractual Obligations

We are party to various contractual obligations. A portion of these obligations are reflected in our financial statements, such as long-term debt and other accrued liabilities, while other obligations, such as operating leases, demand charges under transportation commitments and capital commitments, are not reflected on our balance sheet. The following table and discussion summarizes our contractual cash obligations as of December 31, 2008, for each of the years presented (all amounts are undiscounted).

	Due in
	Less Than	Due in	Due in
	1 Year	1 to 3 Years	3 to 5 Years	Thereafter	Total

Long-term financing obligations:(1)(2)
Principal	$—	$86	$—	$1,540	$1,626
Interest	120	239	229	1,692	2,280
Other contractual liabilities	5	—	—	—	5
Operating leases(1)	1	2	1	2	6
Other contractual commitments and purchase obligations:(1)
Transportation and other agreements	34	29	8	9	80
Other commitments	100	—	—	—	100

Total contractual liabilities	$260	$356	$238	$3,243	$4,097

(1)	See Notes 7 and 8 to our Consolidated Financial Statements beginning on page F-15.

(2)	In January 2009, we issued $250 million principal amount of 8.000% notes due 2016.

New Accounting Pronouncements Issued But Not Yet Adopted

For more information, see Note 1 to our Condensed Consolidated Financial Statements beginning on page F-29, under “Significant Accounting Policies”.

Quantitative And Qualitative Disclosures About Market Risk

We are exposed to the risk of changing interest rates. At March 31, 2009 and December 31, 2008, we had interest bearing notes receivable from El Paso of approximately $917 million and $800 million, with variable interest rates of 1.7% at March 31, 2009 and 3.2% at December 31, 2008 that are due upon demand. While we are exposed to changes in interest income based on changes to the variable interest rate, the fair value of these notes receivable approximates their carrying value due to the market-based nature of its interest rate and the fact that it is a demand note.

The table below shows the carrying value and related weighted-average effective interest rates on our non-affiliated fixed rate long-term debt securities estimated based on quoted market prices for the same or similar issues.

	March 31, 2009
	Expected Fiscal Year of Maturity
	of Carrying Amounts				December 31, 2008
		2013 and		Fair	Carrying	Fair
	2011	Thereafter	Total	Value	Amount	Value
	(In millions, except for rates)

Liabilities:
Long-term debt — fixed rate	$82	$1,761	$1,843	$1,696	$1,605	$1,311
Average effective interest rate	7.5%	7.8%

We are also exposed to risks associated with changes in natural gas prices on natural gas that we are allowed to retain, net of gas used in operations. Retained natural gas is used as fuel and to replace lost and unaccounted for natural gas. We are at risk if we retain less natural gas than needed for these purposes. Pricing volatility may also impact the value of under or over recoveries of retained natural gas, imbalances and system encroachments. We sell retained gas in excess of gas used in operations when such gas is not operationally necessary or when such gas needs to be removed from the system, which may subject us to both commodity price and locational price differences depending on when and where that gas is sold. In some cases, where we have made a determination that, by a certain point in time, it is operationally necessary to dispose of gas not used in operations, we use forward sales contracts, which include fixed price and variable price contracts within certain price constraints, to manage this risk.

BUSINESS

Overview and Strategy

We are a Delaware corporation incorporated in 1947, and an indirect wholly owned subsidiary of El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline system and storage facilities as discussed below.

Our pipeline system and storage facilities operate under tariffs approved by the Federal Energy Regulatory Commission (FERC) that establish rates, cost recovery mechanisms and other terms and conditions of services to our customers. The fees or rates established under our tariffs are a function of our costs of providing services to our customers, including a reasonable return on our invested capital.

Our strategy is to enhance the value of our transportation and storage business by:

•	Providing outstanding customer service;

•	Successfully executing on our backlog of committed expansion projects;

•	Developing new growth projects in our market and supply areas;

•	Ensuring the safety of our pipeline system and assets;

•	Optimizing our contract portfolio;

•	Focusing on efficiency and synergies across our system; and

•	Managing market segmentation and differentiation.

Pipeline System.  Our pipeline system consists of approximately 13,600 miles of pipeline with a design capacity of approximately 7,069 MMcf/d. During 2008, 2007 and 2006, average throughput was 4,864 BBtu/d, 4,880 BBtu/d and 4,534 BBtu/d. This multiple-line system begins in the natural gas producing regions of Louisiana, the Gulf of Mexico and south Texas and extends to the northeast section of the U.S., including the metropolitan areas of New York City and Boston. Our system also has interconnects at the U.S.- Mexico border and the U.S.- Canada border.

FERC-Approved Pipeline Expansion Projects.  As of December 31, 2008, we had the following FERC-approved pipeline expansion projects on our system. For a further discussion of our other expansion projects including our $750 million 300 Line Expansion project, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

			Anticipated
	Capacity		Completion
Project	(MMcf/d)	Description	Date

Carthage Expansion Project	98	Installation of a new 7,700 horsepower compressor station in DeSoto Parish, Louisiana, abandonment of three 1,100 horsepower units and installation of a 10,310 horsepower gas turbine unit to upgrade and replace compression at our existing Compressor Station 47 located in Ouachita Parish, Louisiana, and the construction of 1.1 miles of 12 inch pipeline and meter facilities also located in Ouachita Parish, Louisiana. The facilities will enable us to provide 98MMcf/d of firm transportation service to Entergy Corporation under a long-term contract.	May 2009
Concord Lateral Expansion	29	Construction of a new 6,130 horsepower compressor station on our Line 200 system in Pelham, New Hampshire to enable us to provide 29 MMcf/d of incremental firm transportation service to EnergyNorth Natural Gas Company.	November 2009

Storage Facilities.  Along our system, we have approximately 92 Bcf of underground working natural gas storage capacity. Of this amount, 29 Bcf is contracted from Bear Creek Storage Company (Bear Creek), our affiliate. Bear Creek is a joint venture that we own equally with our affiliate, Southern Gas Storage Company, a subsidiary of Southern Natural Gas Company (SNG). Bear Creek owns and operates an underground natural gas storage facility located in Bienville Parish, Louisiana. The facility has 58 Bcf of working storage capacity. Bear Creek’s working storage capacity is committed equally to SNG and us under long-term contracts.

Markets and Competition

Our customers consist of natural gas distribution and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation and storage services in both our natural gas supply and market areas. Our pipeline system connects with multiple pipelines that provide our customers with access to diverse sources of supply and various natural gas markets.

Imported LNG has been a growing supply sector of the natural gas market. LNG terminals and other regasification facilities can serve as alternate sources of supply for pipelines, enhancing their delivery capabilities and operational flexibility and complementing traditional supply transported into market areas. However, these LNG delivery systems also may compete with us for transportation of gas into market areas we serve.

Electric power generation has been a growing demand sector of the natural gas market. The growth of natural gas fired electric power benefits the natural gas industry by creating more demand for natural gas. This potential benefit is offset, in varying degrees, by increased generation efficiency, the more effective use of surplus electric capacity and the use and availability of other fuel sources for power generation. In addition, in several regions of the country, new additions in electric generating capacity have exceeded load growth and electric transmission capabilities out of those regions. These developments may inhibit owners of new power generation facilities from signing firm transportation contracts with natural gas pipelines.

In response to changing market conditions, we have shifted from a traditional dependence solely on long-term contracts to an approach that balances short-term and long-term commitments. This shift, which can increase the volatility of our revenues, is due to changes in market conditions and competition driven by state utility deregulation, local distribution company mergers, new pipeline competition, shifts in supply sources, volatility in natural gas prices, demand for short-term capacity and new power generation markets.

We expect growth of the natural gas market will be adversely affected by the current economic recession in the U.S. and global economies. The decline in economic activity will reduce industrial demand for natural gas and electricity, which will cause lower natural gas demand both directly in end-use markets and indirectly through lower power generation demand for natural gas. The demand for natural gas and electricity in the residential and commercial segments of the market will likely be less affected by the economy. The lower demand and the credit restrictions on investments in the current environment may also slow development of supply projects. However, we believe our exposure to changes in natural gas consumption and demand is largely mitigated by a revenue base that is significantly comprised of long term contracts that are based on firm demand charges and are less affected by a potential reduction in the actual usage or consumption of natural gas.

Our existing transportation and storage contracts mature at various times and in varying amounts of throughput capacity. Our ability to extend our existing customer contracts or remarket expiring contracted capacity is dependent on competitive alternatives, the regulatory environment at the federal, state and local levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. Subject to regulatory requirements, we attempt to recontract or remarket our capacity at the maximum rates allowed under our tariffs. However, we have entered into a substantial portion of firm transportation contracts at amounts that are less than these maximum allowable rates to remain competitive.

We face competition in the northeast, Appalachian, midwest and southeast market areas. We compete with other interstate and intrastate pipelines for deliveries to multiple-connection customers who can take deliveries at alternative points. Natural gas delivered on our system competes with alternative energy sources such as electricity, hydroelectric power, coal and fuel oil. In addition, we compete with pipelines and gathering systems for connection to new supply sources in Texas, the Gulf of Mexico and from the Canadian border.

The following table details our customer and contract information related to our pipeline system as of December 31, 2008. Firm customers reserve capacity on our pipeline system and storage facilities and are obligated to pay a monthly reservation or demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. Interruptible customers are customers without reserved capacity that pay usage charges based on the volume of gas they transport, store, inject or withdraw.

Customer Information	Contract Information

Approximately 470 firm and interruptible customers.	Approximately 510 firm transportation contracts. Weighted average remaining contract term of approximately four years.
Major Customer: National Grid USA and Subsidiaries (736 BBtu/d)	Expires in 2010-2027.

Regulatory Environment

Our interstate natural gas transmission system and storage operations are regulated by the FERC under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We operate under tariffs approved by the FERC that establish rates, cost recovery mechanisms and other terms and conditions of services to our customers. Generally, the FERC’s authority extends to:

•	rates and charges for natural gas transportation and storage;

•	certification and construction of new facilities;

•	extension or abandonment of services and facilities;

•	maintenance of accounts and records;

•	relationships between pipelines and certain affiliates;

•	terms and conditions of service;

•	depreciation and amortization policies;

•	acquisition and disposition of facilities; and

•	initiation and discontinuation of services.

Our interstate pipeline system is also subject to federal, state and local safety and environmental statutes and regulations of the U.S. Department of Transportation and the U.S. Department of the Interior. We have ongoing inspection programs designed to keep our facilities in compliance with pipeline safety and environmental requirements and we believe that our system is in material compliance with the applicable regulations.

Environmental

A description of our environmental activities is included in Note 8 to our Consolidated Financial Statements beginning on page F-16 and Note 4 to our Condensed Consolidated Financial Statements beginning on Page F-29.

Employees

As of May 7, 2009, we had approximately 1,700 full-time employees, none of whom are subject to a collective bargaining arrangement.

Properties

We believe that we have satisfactory title to the properties owned and used in our businesses, subject to liens for taxes not yet payable, liens incident to minor encumbrances, liens for credit arrangements and easements and restrictions that do not materially detract from the value of these properties, our interests in these properties or the use of these properties in our businesses. We believe that our properties are adequate and suitable for the conduct of our business in the future.

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act and have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. In March 2009, the Tenth Circuit Court of Appeals affirmed the dismissals and in April 2009, a motion for reconsideration was filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiff seeks an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

In addition to the above proceedings, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we had no accruals for our outstanding legal matters at March 31, 2009. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and establish our accruals accordingly.

MANAGEMENT

The following provides biographical information for each of our executive officers and directors as of March 31, 2009. Directors are elected annually by our parent, and hold office until their successors are elected and duly qualified. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office.

There are no family relationships among any of our executive officers or directors, and, unless described herein, no arrangement or understanding exists between any executive officer and any other person pursuant to which he was or is to be selected as an officer.

Name	Age	Position

James C. Yardley	57	President and Chairman of the Board
John R. Sult	49	Senior Vice President, Chief Financial Officer, and Controller
Daniel B. Martin	52	Senior Vice President and Director
Bryan W. Neskora	43	Senior Vice President and Chief Commercial Officer and Director

James C. Yardley has been Chairman of the Board of Tennessee Gas Pipeline Company since August 2006 and President since February 2007. Mr. Yardley has been Executive Vice President of our parent El Paso with responsibility for oversight of the regulated pipeline business unit since August 2006. Mr. Yardley has been Chairman of our affiliate El Paso Natural Gas Company since August 2006 and has served as President of Southern Natural Gas Company since May 1998. Mr. Yardley served as Vice President, Marketing and Business Development for Southern Natural Gas Company from April 1994 to April 1998. Prior to that time, Mr. Yardley worked in various capacities with Southern Natural Gas Company and Sonat Inc. beginning in 1978. Mr. Yardley also serves as Director, President and Chief Executive Officer of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P.

John R. Sult has been Senior Vice President, Chief Financial Officer and Controller of Tennessee Gas Pipeline Company since November 2005. Mr. Sult also serves as Senior Vice President and Controller of our parent El Paso and as Senior Vice President, Chief Financial Officer and Controller of our affiliates El Paso Natural Gas Company, Colorado Interstate Gas Company, and Southern Natural Gas Company. He held the position of Vice President and Controller at Halliburton Energy Services Company from August 2004 until joining El Paso in October 2005. From December 2002 to July 2004, Mr. Sult provided finance and accounting advisory services to energy companies as an independent consultant. He served as an audit partner for Arthur Andersen LLP from September 1994 to December 2002. Mr. Sult also serves as Senior Vice President, Chief Financial Officer and Controller of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P.

Daniel B. Martin has been a Director of Tennessee Gas Pipeline Company since May 2005 and Senior Vice President since June 2000. Mr. Martin has been a director of our affiliate El Paso Natural Gas Company and since May 2005 and Senior Vice President since February 2000. He has also been a member of the Management Committee of Southern Natural Gas Company since November 2007 and Senior Vice President since 2000. He served as a director of ANR Pipeline Company from May 2005 through February 2007 and Senior Vice President of ANR Pipeline Company from January 2001 to February 2007. Prior to that time, Mr. Martin worked in various capacities with Tennessee Gas Pipeline Company beginning in 1978. Mr. Martin also serves as Senior Vice President of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P.

Bryan W. Neskora has been a Director of Tennessee Gas Pipeline Company since February 2007 and Senior Vice President and Chief Commercial Officer since January 2007. Mr. Neskora previously served as Vice President of El Paso Marketing L.P. from April 2004 to January 2007 where he was responsible for all commercial aspects of El Paso Merchant Energy Company, including the marketing and trading functions. He also served as President of El Paso Global Networks Company from April 2003 to April 2004. Prior to that time, Mr. Neskora worked in various capacities with Tennessee Gas Pipeline Company in business development and regulatory affairs beginning in 1992.

Audit Committee, Compensation Committee and Code of Ethics

We are a wholly owned subsidiary of El Paso and rely on El Paso for certain support services. As a result, we do not have a separate corporate audit committee or audit committee financial expert, or a separate compensation committee. Also, we have not adopted a separate code of ethics. However, our executives are subject to El Paso’s code of ethics, referred to as the “Code of Business Conduct”. The Code of Business Conduct is a value-based code that is built on five core values: stewardship, integrity, safety, accountability and excellence. In addition to other matters, the Code of Business Conduct establishes policies to deter wrongdoing and to promote honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of the Code of Business Conduct. A copy of the Code of Business Conduct is available for your review at El Paso’s website, www.elpaso.com. Information from El Paso’s website is not part of this prospectus.

EXECUTIVE COMPENSATION

All of our executive officers are also officers or employees of El Paso or one or more of its other subsidiaries and devote a substantial portion of their time to El Paso or such other subsidiaries and affiliates. None of our executive officers receives any compensation from TGP or its subsidiaries. The compensation of our executive officers is set by El Paso, and we have no control over the compensation determination process. Our executive officers participate in employee benefit plans and arrangements sponsored by El Paso. We have not established separate employee benefit plans and we have not entered into employment agreements with any of our executive officers.

Our executive officers who also serve as our directors do not receive additional compensation for their service as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

None of our common stock is held by any director or executive officer. No family relationship exists between any of our directors or executive officers. The following information relates to the only entity known to us to be the beneficial owner, as of February 27, 2009, of more than five percent of our voting securities.

		Amount and Nature of
Title of Class	Name	Beneficial Ownership	Percent of Class

Common Stock	El Paso TGPC Investments, L.L.C.(1) 1001 Louisiana Street Houston, Texas 77002	1,000 shares	100%

(1)	We are a direct wholly-owned subsidiary of El Paso TGPC Investments, L.L.C. which is a direct wholly-owned subsidiary of El Paso Corporation.

The following table sets forth, as of February 27, 2009, the number of shares of common stock of El Paso, our parent, owned by each of our executive officers and directors and all of our directors and executive officers as a group.

		Beneficial
		Ownership
		(Excluding	Stock		Percent
Title of Class	Name of Beneficial Owner	Options)	Options(1)	Total	of Class(2)

El Paso Common Stock	James C. Yardley	205,674	404,245	609,919		*
El Paso Common Stock	Bryan W. Neskora	18,485	61,732	80,217		*
El Paso Common Stock	Daniel B. Martin	132,437	263,701	396,138		*
El Paso Common Stock	John R. Sult	64,945	94,607	159,552		*
El Paso Common Stock	All directors and executive officers as a group (4 persons total)	421,541	824,285	1,245,826		*

*	Less than 1%

(1)	The directors and executive officers have the right to acquire the shares of common stock reflected in this column within 60 days of February 27, 2009, through the exercise of stock options. As of February 27, 2009, certain individuals listed in the table have vested stock options that have an exercise price of $40 or higher, which options are included in the table above. It is not likely that our stock price will reach $40 during the remaining terms of these stock options, thus it is not likely the stock options will be in-the-money before they expire by their own terms. The number of stock options at or above a $40 exercise price for Mr. Yardley is 164,375 stock options. Stock options granted under our plans are not subject to execution, attachment or similar process and cannot be transferred, assigned, pledged or hypothecated in any manner other than by will or by the applicable laws of descent and distribution.

(2)	Based on 698,637,338 shares outstanding as of February 27, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment in Unconsolidated Affiliate

Bear Creek Storage Company (Bear Creek).  We have a 50 percent ownership interest in Bear Creek, a joint venture with Southern Natural Gas Company, our affiliate, and we received $16 million, $27 million and $17 million in dividends from Bear Creek for the years ended December 31, 2008, 2007 and 2006, as well as $4 million in dividends for the quarters ended March 31, 2009 and 2008. We account for our investment in Bear Creek using the equity method of accounting.

The following table summarizes financial information for our proportionate share of Bear Creek as of and for the years and periods indicated:

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
	(In millions)

Operating results data:
Operating revenues	$20	$19	$20	$5	$6
Operating expenses	8	8	7	2	2
Income from continuing operations and net income	13	13	15	3	4

	2008	2007	2009	2008
	(In millions)

Financial position data:
Current assets	$27	$28	$27	$28
Non-current assets	55	58	54	57
Current liabilities	1	2	1	1
Equity in net assets	81	84	80	84

Transactions with Affiliates

Cash Management Program and Other Notes Receivable.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. El Paso uses the cash management program to settle intercompany transactions between participating affiliates. We have historically advanced cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At March 31, 2009 and December 31, 2008, we had notes receivable from El Paso of $917 million and $800 million. We have classified these amounts as non-current on our balance sheets based on the net amount we anticipate using in the next twelve months considering available cash sources and needs. The interest rate on these variable rate notes was 1.7% at March 31, 2009 and 3.2% at December 31, 2008.

At December 31, 2008, we had non-interest bearing notes receivable of $334 million from an El Paso affiliate. These notes are reflected as a reduction of our stockholder’s equity based on increased uncertainties regarding the timing and method through which El Paso will settle these balances.

Income Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At March 31, 2009 and December 31, 2008, we had federal and state income taxes payable of $84 million and $58 million. The majority of these balances, as well as deferred income taxes and amounts associated with the resolution of unrecognized tax benefits, will become payable to El Paso. See Note 1 to our Consolidated Financial Statements beginning on page F-7 and Note 5 to our Condensed Consolidated Financial Statements beginning on page F-32 for a discussion of our income tax policy.

During 2007, we amended our tax sharing agreement and intercompany tax billing policy with El Paso to clarify the billing of taxes and tax related items to El Paso’s subsidiaries. We also settled with El Paso certain tax attributes previously reflected as deferred income taxes in our financial statements for $77 million through El Paso’s cash management program. This settlement is reflected as operating activities in our statement of cash flows.

Accounts Receivable Sales Program.  We sell certain accounts receivable to a qualifying special purpose entity (QSPE) whose purpose is solely to invest in our receivables, which are short-term assets that generally settle within 60 days. As of March 31, 2009 and December 31, 2008, we sold approximately $83 million and $97 million of receivables, received cash of approximately $38 million in both periods and received subordinated beneficial interests of approximately $45 million and $58 million. The QSPE also issued senior beneficial interests on the receivables sold to a third party financial institution, which totaled $38 million and $39 million as of March 31, 2009 and December 31, 2008. We recognized a loss of less than $1 million during the quarters ended March 31, 2009 and 2008. We reflect the subordinated interests in receivables sold (adjusted for subsequent collections) at their fair value on the date they are issued as accounts receivable from affiliate in our balance sheets. Our ability to recover our carrying value of our subordinated beneficial interests is based on the collectibility of the underlying receivables sold to the QSPE. We reflect accounts receivable sold under this program and changes in the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under the agreements, we earn a fee for servicing the receivables and performing all administrative duties for the QSPE which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the quarters ended March 31, 2009 and 2008.

Other Affiliate Balances.  At March 31, 2009 and December 31, 2008, we had contractual deposits from our affiliates of $9 million.

Affiliate Revenues and Expenses.  We enter into transactions with our affiliates within the ordinary course of business.

El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we allocate costs to our pipeline affiliates for their proportionate share of our pipeline services. The allocations from El Paso and the allocations to our affiliates are based on the estimated level of effort devoted to our operations and the relative size of our and their EBIT, gross property and payroll.

We store natural gas in an affiliated storage facility and utilize the pipeline system of an affiliate to transport some of our natural gas in the normal course of our business based on the same terms as non-affiliates.

The following table shows overall revenues and charges from our affiliates for each of the periods indicated:

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2007	2006	2009	2008
	(In millions)

Revenues from affiliates	$20	$21	$22	$4	$5
Operation and maintenance expenses from affiliates	60	57	56	17	15
Reimbursements of operating expenses charged to affiliates(1)	59	45	79	12	12

(1)	Decrease in activity in 2007 is due to El Paso’s sale of its subsidiary, ANR Pipeline Company.

THE EXCHANGE OFFER

Exchange Terms

Old Notes in an aggregate principal amount of $250 million are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $250 million. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payment of additional interest.

The New Notes will bear interest at a rate of 8.000% per year, payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2009. Interest on the Old Notes for the period from January 27, 2009 to August 1, 2009 will be paid on August 1, 2009 to the holders of record of the Old Notes as of the close of business on July 15, 2009. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on          , 2009, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on the interpretation of the staff of the SEC set forth in those letters; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder and plan of distribution information required by Items 507 and 508 of Regulation S-K.

Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange

We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes tendered for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Conditions of the Exchange Offer” and ‘‘— Withdrawal of Tenders”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer”, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in “Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company

The exchange agent and Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form

For a holder to validly tender Old Notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below.

A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.

The method of delivery of Old Notes, Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantee

Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed; or

•	the Old Notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If you wish to tender your Old Notes and:

(1) certificates representing your Old Notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters

New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer

Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer. In addition, we may postpone the acceptance for exchange of tendered Old Notes, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.

Transfer Taxes

We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

•	delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged are to be made to any person other than the record holder of the Old Notes tendered;

•	tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

The exchange agent for the exchange offers is:

Wilmington Trust Company

By Certified or Registered Mail:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: Alisha Clendaniel

By Overnight Courier or Hand:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: Alisha Clendaniel

By Facsimile Transmission:

(302) 636-4139
Attention: Exchanges

Confirm by Telephone:
(302) 636-6470
For Information Call:
(302) 636-6470

DESCRIPTION OF THE NOTES

The New Notes will be, and the Old Notes are, our direct, unsecured and unsubordinated general obligations. The New Notes will be, and the Old Notes are, senior notes. The New Notes will be issued, and the Old Notes were issued, under an indenture dated as of March 4, 1997 between us and Wilmington Trust Company (as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)), as indenture trustee (the “trustee”), as supplemented through the date of this offering memorandum, and a supplemental indenture thereto to be dated as of January 27, 2009 (as so supplemented, the “indenture”). You may obtain a copy of the indenture from the trustee at its corporate trust office in Wilmington, Delaware. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the indenture. We have summarized selected provisions of the indenture below. This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of terms therein, and the Trust Indenture Act. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes.

General

The notes:

•	are our general unsecured obligations;

•	rank equally with all of our other existing and future senior, unsecured and unsubordinated debt;

•	rank senior to any of our future subordinated debt; and

•	constitute a new series of our senior unsecured obligations under the indenture.

As of March 31, 2009, we had total indebtedness of approximately $1.8 billion, all of which was senior unsecured indebtedness. In addition, we are an eligible borrower under El Paso’s $1.5 billion credit agreement and are only liable for amounts we directly borrow. We had no borrowings as of March 31, 2009 under the credit agreement. Our common stock and the common stock of several of our affiliates are pledged as collateral under the credit agreement. As of March 31, 2009, there was approximately $0.9 billion of borrowing capacity available to all eligible borrowers under the credit agreement.

Principal, Maturity and Interest

The notes will mature on February 1, 2016.

Interest on the notes will:

•	accrue at the rate of 8.000% per year;

•	be payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2009;

•	be payable to the person in whose name the notes are registered at the close of business on the relevant January 15 and July 15 preceding the applicable interest payment date;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Denominations

The notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes of this series ranking equally with these notes in all respects, so that such additional notes shall be consolidated and form a single series with these notes and shall have the same terms as to status, redemption or otherwise as these notes.

Optional Redemption of Notes

The notes will be redeemable, in whole or in part, at our option at any time in whole, or from time to time in part (in integral multiples of $1,000 principal amount), prior to their maturity date, at the Make-Whole Price, on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the indenture.

The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the trustee will not be responsible for the accuracy of the calculation.

We may purchase notes in the open market, by tender or otherwise. Notes so purchased may be held, resold or surrendered to the trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and other securities laws and regulations in connection with any such purchase. The notes may be defeased in the manner provided in the indenture.

As used herein, the following terms have the indicated meanings.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, and Greenwich Capital Markets, Inc., and their respective successors, or, if any such firm or their successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

“Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest thereon to the date of redemption. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed. If we redeem a note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, and Greenwich Capital Markets, Inc., and their respective successors (provided, however, that if any such firm or any such successor shall cease to be a primary U.S. government securities dealer in New York City, the trustee, after consultation with us, shall substitute therefor another dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

Repurchase of Notes at the Option of the Holder upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem all notes then outstanding, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000 principal amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The following terms will have the meanings set forth below:

The term “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than El Paso Corporation and its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

The term “Change of Control Triggering Event” means (a) the occurrence of a Change of Control and (b) during the period beginning on the earlier of (i) the date of the public notice of our intention to effect such Change of Control and (ii) the occurrence of such Change of Control and ending 90 days after the occurrence of such Change of Control, (x) if three Rating Agencies are continuing to provide ratings for the notes on such date, more than one of the Rating Agencies rating the notes at such time shall downgrade, below the rating as of the date of the supplemental indenture establishing the terms of the notes, its respective rating of the notes as a result of such Change of Control, (y) if fewer than three Rating Agencies are continuing to provide ratings for the notes on such date, any of the Rating Agencies rating the notes at such time shall downgrade, below the rating as of the date of the supplemental indenture establishing the terms of the notes, its respective rating of the notes as a result of such Change of Control, or (z) no Rating Agency provides a rating for the notes.

The term “Fitch” means Fitch Inc.

The term “Moody’s” means Moody’s Investor Services Inc.

The term “Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

The term “Voting Stock” of any specified “person” (as defined above) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Consolidation, Merger or Sale

Under the indenture, we may not consolidate with or merge into any other person or entity or sell, lease or transfer all or substantially all of our properties and assets to any other person or entity unless:

•	in the case of a merger, we are the surviving entity, or the entity formed by the consolidation or into which we are merged expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance or observance of every covenant and condition in the indenture on the part of TGP to be performed or observed;

•	in the case of the sale, lease or transfer of all or substantially all of our properties and assets, the person or entity which acquires our properties and assets expressly assumes, by execution and delivery to the Trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

•	immediately after giving effect to the transaction, no default or event of default under the indenture exists; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that the consolidation, merger, sale, transfer or lease and the supplemental indenture required in connection with the transaction comply with the terms of the indenture and that we have complied with all conditions precedent.

After any consolidation or merger or any sale, lease or transfer of our properties and assets, the successor person or entity formed by such consolidation or into which we are merged or to which such sale, lease or transfer is made shall succeed to and be substituted for us under the indenture as if the successor person or entity had been originally named in the indenture and may exercise every one of our rights and powers under the indenture. Thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the notes.

The indenture imposes no restriction on the jurisdiction of organization of the entity that will assume our obligations under the indenture after consolidation, merger or sale. If the surviving entity assuming our obligations under the Indenture were to be organized under the laws of a non-U.S. jurisdiction, holders of the notes may be subject to withholding taxes imposed by the non-U.S. jurisdiction.

Modification of Indenture

At any time and from time to time, without the consent of the holders of the notes, we and the trustee may modify the indenture and enter into one or more supplemental indentures for any of the following purposes:

•	to secure the notes;

•	to evidence the succession of another person or entity under the indenture and the assumption by the succeeding person or entity of our covenants;

•	to add to our covenants or events of default for the benefit of the holders of the notes or to surrender any of our rights and powers under the indenture;

•	to add to, change or eliminate any of the provisions of the indenture provided there is no outstanding security entitled to the benefit of such provision;

•	to establish the general forms and terms of securities of any series as permitted under the indenture;

•	to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision; to comply with any applicable mandatory provisions of law, provided that any such actions shall not materially adversely affect the interest of the holders of the notes;

•	to evidence and provide for the acceptance of the appointment of a successor trustee and to add to or change any provisions necessary to provide for or facilitate the administration of the trusts by more than one trustee; and

•	to modify, eliminate or add to the provisions of the indenture to the extent necessary to comply with the Trust Indenture Act.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture affected by the amendments (voting as one class), we and the trustee may add, change or eliminate any provision of the indenture or modify in any manner the rights of the holders of the notes; provided, however, we and the trustee may not, without the consent of each holder of the notes:

•	change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, the notes, or reduce the principal amount of, the premium, if any, on or the rate of interest on the notes;

•	reduce the percentage in principal amount of the debt securities required to consent to any supplemental indenture or waive compliance with the indenture or waive defaults under it;

•	change our obligation to maintain an office or agency as specified in the indenture; or

•	modify any provisions of the indenture governing modifications, waiver of past defaults and waiver of certain covenants, except to increase any percentages required under such provisions or to provide that other provisions of the indenture cannot be modified without the consent of each holder of the notes.

Events of Default

“Event of Default” when used in the indenture, means any of the following with respect to the notes:

(1) failure to pay the principal of or any premium on any note when due;

(2) failure to pay interest on any note when it becomes due and payable and continuance of such default for a period of 30 days;

(3) failure to perform, or breach, of any other term, covenant or warranty in the indenture applicable to the notes that continues for a period of 60 days after being given written notice;

(4) if we commence a voluntary case in bankruptcy, consent to the entry of any order of relief against us in an involuntary bankruptcy case, consent to the appointment of a custodian over us or all or substantially all of our assets or make a general assignment for the benefit of creditors; or

(5) if a court of competent jurisdiction enters a bankruptcy order either for relief against us in an involuntary case, or appointing a custodian over us or all or substantially all of our assets, or ordering our liquidation; and the order or decree remains unstayed and in effect for 90 days.

The indenture provides that if an Event of Default described in clauses (1), (2) or (3) above shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all affected debt securities then outstanding (voting as a single class) may declare the entire principal amount of the notes to be due and payable immediately upon giving written notice as provided in the indenture. In addition, if an Event of Default described in clauses (4) or (5) above shall have occurred and be continuing, either the trustee or holders of not less than 25% in principal amount of all debt securities issued under the indenture then outstanding (voting as a single class) may declare the entire principal amount of all debt securities then outstanding to be due and payable immediately upon giving written notice as provided in the indenture. The indenture provides that the holders of a majority in principal amount of debt securities of all affected series then outstanding (voting as a single class) may rescind and annul such declaration and its consequences under certain circumstances.

The holders of a majority in aggregate principal amount of all affected debt securities then outstanding (voting as a single class) may waive past defaults under the indenture with respect to all such debt securities and their consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any debt security or a default in respect of any covenant or provision of the indenture which cannot be modified or amended by a supplemental indenture without the consent of the holder of each outstanding debt security affected thereby).

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

Covenants

General

Under the indenture, we will:

•	pay the principal of, and interest and any premium on, the notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Limitation on Liens

The indenture provides that we will not, nor will we permit any of our restricted subsidiaries to, create, assume, incur or suffer to exist any lien upon any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or of any other person (other than the senior debt securities issued under the indenture), without causing all of the senior debt securities (including the notes) outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not prohibit us from creating the following:

(i) any lien upon any property or assets of ours or any restricted subsidiary in existence on the date of the indenture or created pursuant to an “after-acquired property” clause or similar term in existence on the date of the indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the indenture;

(ii) any lien upon any property or assets created at the time of acquisition of such property or assets by us or any restricted subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

(iii) any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any restricted subsidiary (whether or not the obligations secured thereby are assumed by us or any restricted subsidiary);

(iv) any lien upon any property or assets of a Person existing thereon at the time such person becomes a restricted subsidiary by acquisition, merger or otherwise;

(v) the assumption by us or any restricted subsidiary of obligations secured by any lien existing at the time of the acquisition by us or any restricted subsidiary of the property or assets subject to such lien or at the time of the acquisition of the person which owns such property or assets;

(vi) any lien on property to secure all or part of the cost of construction or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(viii) any lien arising from or in connection with a conveyance by us or any restricted subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(ix) any lien in favor of us or any restricted subsidiary;

(x) any lien created or assumed by us or any restricted subsidiary in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any subsidiary;

(xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

(xii) Permitted Liens (as defined below);

(xiii) any lien created by any program providing for the financing, sale or other disposition of trade or other receivables classified as current assets in accordance with United States generally accepted accounting principles entered into by us or by a subsidiary or Restricted Affiliate (as defined below) of ours, provided that such program is on terms customary for similar transactions, or any document executed by any subsidiary or Restricted Affiliate in connection therewith, provided that such lien is limited to the trade or other receivables in respect of which such program is created or exists, and the proceeds thereof;

(xiv) any lien on Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System);

(xv) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xiv), inclusive, above; or

(xvi) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xv), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured thereby shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing, under the indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of ours or any person (other than the debt securities) that is not excepted by clauses (i) through (xvi), inclusive, above without securing the debt securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

Limitation on Sale-Leaseback Transactions

The indenture provides that we will not, nor will it permit any of our restricted subsidiary to, engage in a Sale-Leaseback Transaction, unless: (i) such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; (ii) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or such restricted subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the debt securities; or (iv) we or such restricted subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt (as defined below) of ours or any subsidiary, or (B) investment in another Principal Property.

Notwithstanding the foregoing, under the indenture, we may, and may permit any restricted subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities) secured by liens upon Principal Properties not excepted by clauses (i) through (xvi), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

Definitions

The following are definitions of terms used in this summary description of the notes:

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of TGP and its consolidated subsidiaries for TGP’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

“Funded Debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

“Permitted Liens” means: (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics’, materialmen’s, carriers’ or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control or similar revenue bonds.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

“Principal Property” means (a) any pipeline assets of ours or any subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (b) any processing or manufacturing plant owned or leased by us or any subsidiary of ours that is located within the United States or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of our board of directors, is not material in relation to the activities of the Company and our subsidiaries as a whole.

“Restricted Affiliate” means any affiliate of ours (other than a subsidiary) designated by us as a “Restricted Affiliate” by written notice to the trustee; provided, however, that such affiliate shall not become a Restricted Affiliate until such time that (a) such affiliate executes a guaranty (in form and substance reasonably satisfactory to the trustee) in favor of the trustee, for the ratable benefit of the holders, guaranteeing the prompt and complete payment by us when due (whether at the stated maturity, by acceleration or otherwise) of the debt securities, and (b) the trustee receives an opinion of counsel reasonably acceptable to the trustee, which shall be in form and substance satisfactory to the trustee; provided further, however, that after such time as such affiliate becomes a Restricted Affiliate, we may thereafter terminate the designation of such affiliate as a Restricted Affiliate by written notice to the trustee at which time the aforementioned guaranty of such affiliate shall also terminate.

“Restricted Subsidiary” means any subsidiary of ours owning or leasing any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by us or any restricted subsidiary of any Principal Property to a person (other than us or a subsidiary) and the taking back by us or any restricted subsidiary, as the case may be, of a lease of such Principal Property.

Defeasance

We will be discharged from our obligations on the notes at any time if we pursuant to the indenture (i) deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes and (ii) deliver to the trustee the required certificate and opinion relating to such satisfaction and discharge. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to us, we will make all payments of principal of, premium, if any, and interest and additional interest (as defined under the caption “Exchange Offer and Registration Rights”), if any, on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the security register.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Governing Law

The indenture is, and the notes offered hereby will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. No periodic evidence is required to be furnished as to the absence of default or as to compliance with the terms of the indenture.

No Personal Liability of Officers, Directors, Employees or Stockholders

No director, officer, employee or stockholder, as such, of us or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

Concerning the Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Wilmington Trust Company (as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)) is the trustee under the indenture. In the ordinary course of business, Wilmington Trust Company or its affiliates have provided and may in the future continue to provide trust services and other financial services to us and our subsidiaries, El Paso and other affiliates of El Paso for which they have received and will receive compensation. The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained or incorporated by reference in this offering memorandum, except for such information that specifically pertains to the trustee.

BOOK-ENTRY AND SETTLEMENT; DEPOSITARY PROCEDURES

The New Notes will be issued in the form of a permanent global certificate, which we refer to as a global note. The following is a summary of the depository arrangements applicable to New Notes issued in permanent global form and for which The Depository Trust Company, or DTC, acts as depositary.

The global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global note will be issued with respect to the $250 million of principal amount of the New Notes. Except under the limited circumstances described below, global notes are not exchangeable for definitive certificated notes.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of New Notes under the DTC system must be made by or through direct participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each New Note will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of the participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in New Notes, except in the event that use of the book-entry system for the New Notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

To facilitate subsequent transfers, all New Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of New Notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, will not change the beneficial ownership of the New Notes. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the New Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to New Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the New Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC has told us that its practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice through a participant to a tender agent to elect to have its New Notes purchased or tendered. The beneficial owner must deliver New Notes by causing the direct participant to transfer the participant’s interest in the New Notes, on DTC’s records, to a tender agent. The requirement for physical delivery of New Notes in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the New Notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered New Notes to the tender agent’s account. Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the Trustee, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depositary, we would issue New Notes in definitive form.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we would issue New Notes in definitive form.

The information in this section concerning DTC and DTC’s book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired Old Notes directly from us; or

•	a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until          , 2009, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by brokers-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax considerations applicable to the exchange of the Old Notes for New Notes in the exchange offer and of owning and disposing of the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant either to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, partnerships and pass-through entities, and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation or the alternative minimum tax is discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). If a partnership or other entity treated for tax purposes as a partnership holds the notes, the tax treatment of a partner thereof generally will depend on the status of the partner and the activities of the partnership. Each partner of a partnership holding notes should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes.

As used herein, “United States Holder” means a beneficial owner of the notes that is:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes.

We strongly encourage you to consult your own tax advisor regarding the particular U.S. federal, state, and local and foreign income and other tax consequences of the exchange offer and of owning and disposing of the notes that may be applicable to you.

The Exchange Offer

The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Holders will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as they had in the Old Notes immediately before the exchange.

United States Holders

Interest and Original Issue Discount

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for U.S. federal income tax purposes. In addition, the notes were issued with original issue discount

(OID) for U.S. federal income tax purposes, in an amount equal to the difference between the principal amount and the issue price of the Old Notes. Accordingly, a United States Holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States Holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Potential Contingent Payment Debt Instrument

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. For instance, we may be required to pay a premium pursuant to the change of control repurchase provision. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder accrues if there is only a remote chance as of the date of the notes were issued that such payments will be made. As we believe that the likelihood that we will be obligated to make any such payments is remote, we do not intend to treat such potential payments as affecting the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations, but our determination is not binding on the IRS. Were the IRS to challenge this determination, a United States Holder might be required to accrue income on its notes at an assumed yield determined at the time of issuance of the notes, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder.

So long as our determination is not challenged, if we pay a premium pursuant to either the optional redemption or the change of control repurchase provision, United States Holders generally will be required to recognize gain equal to the excess of the amount received over the holder’s basis in the notes.

Sale or Other Taxable Disposition of the Notes

In general, a United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost of such note, increased by the amounts of any OID previously included by the United States Holder with respect to the note and reduced by the amounts of any payments other than stated interest. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of any capital loss is subject to limitation.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest (including OID) and principal on the notes to the United States Holders and the receipt of proceeds upon the sale or other disposition of notes by United States Holders. A United States Holder may be subject to backup withholding (currently at a rate of 28%) upon the receipt of interest (including OID) and principal payments on the notes or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting and backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (TIN), which, for an individual, is ordinarily his or her social security number;

•	furnishes and incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

We will furnish annually to the IRS and to record holders of the notes to whom we are required to furnish such information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-United States Holders

The following summary is a general description of certain United States federal income tax consequences to a non-United States Holder (which, for purposes of this discussion, means a holder of a note that is an individual, corporation or other entity taxable as a corporation for United States federal income tax purposes, estate or trust and that is not a United States Holder as defined above).

Interest and Original Issue Discount

United States tax law generally imposes a withholding tax of 30% in respect to interest and OID payments to foreign holders. Subject to the discussions of “- Backup Withholding and Information Reporting” below, interest and OID paid to a non-United States Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such interest or OID is not effectively connected with the non-United States Holder’s conduct of a U.S. trade or business;

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the voting power of all classes of our stock entitled to vote; and

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury, that is has received from the non-United Sates Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete IRS Form W-8BEN and claim the reduction or exemption on the form.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of “- United States Trade or Business” and “— Backup Withholding and Information Reporting” below, a non-United States Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

United States Trade or Business

If interest, OID or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies and the non-United States Holder maintains a U.S. “permanent establishment” to which the interest, OID or gain is generally attributable), the non-United States Holder may be subject to U.S. federal income tax on the interest, OID or gain on a net basis in the same manner as if it were a United States Holder. If interest income or OID received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to each non-United States Holder the amount of interest and OID paid to such non-United States Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and OID payments and any withholding may also be made available to the tax authorities in the country in which the non-United States Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply to payments of principal, interest or OID made by us or our paying agent on a note to a non-United States Holder if the non-United States Holder has provided the required certification that it is not a United States person (provided that neither we nor our agents have actual knowledge or reason to know that the holder is a United States person).

Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale of notes made within the United States or conducted through certain United States-related financial intermediaries, unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the non-United States Holder is a United States person), or the non-United States Holder otherwise establishes an exemption.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedule of Tennessee Gas Pipeline Company at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of Tennessee Gas Pipeline Company

We have audited the accompanying consolidated balance sheets of Tennessee Gas Pipeline Company (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a) for each of the three years in the period ended December 31, 2008. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tennessee Gas Pipeline Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 3 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109, and effective December 31, 2006 and January 1, 2008, the Company adopted the recognition and measurement date provisions, respectively, of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132 (R) .

/s/  Ernst & Young LLP

Houston, Texas
February 26, 2009

TENNESSEE GAS PIPELINE COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Operating revenues	$907	$862	$793

Operating expenses
Operation and maintenance	386	338	315
Loss on long-lived assets	25	—	—
Depreciation and amortization	182	170	164
Taxes, other than income taxes	52	56	55

	645	564	534

Operating income	262	298	259
Earnings from unconsolidated affiliate	13	13	15
Other income, net	10	19	14
Interest and debt expense	(136)	(130)	(129)
Affiliated interest income, net	33	44	43

Income before income taxes	182	244	202
Income taxes	71	91	75

Net income	$111	$153	$127

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In millions, except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable
Customer	24	14
Affiliates	81	71
Other	13	27
Materials and supplies	41	34
Deferred income taxes	8	10
Other	10	9

Total current assets	177	165

Property, plant and equipment, at cost	4,365	4,048
Less accumulated depreciation and amortization	884	740

	3,481	3,308
Additional acquisition cost assigned to utility plant, net	2,002	2,040

Total property, plant and equipment, net	5,483	5,348

Other assets
Notes receivable from affiliate	800	1,034
Investment in unconsolidated affiliate	81	84
Other	53	52

	934	1,170

Total assets	$6,594	$6,683

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$54	$66
Affiliates	36	23
Other	52	56
Taxes payable	82	31
Accrued interest	24	24
Contractual deposits	60	32
Other	31	17

Total current liabilities	339	249

Long-term debt	1,605	1,603

Other liabilities
Deferred income taxes	1,314	1,302
Regulatory liabilities	191	178
Other	74	57

	1,579	1,537

Commitments and contingencies (Note 8)
Stockholder’s equity
Common stock, par value $5 per share; 300 shares authorized; 208 shares issued and outstanding	—	—
Additional paid-in capital	2,209	2,209
Retained earnings	1,196	1,085
Note receivable from affiliate	(334)	—

Total stockholder’s equity	3,071	3,294

Total liabilities and stockholder’s equity	$6,594	$6,683

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Cash flows from operating activities
Net income	$111	$153	$127
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	182	170	164
Deferred income taxes	14	88	26
Earnings from unconsolidated affiliate, adjusted for cash distributions	3	14	2
Loss on long-lived assets	25	—	—
Other non-cash income items	(4)	(10)	(6)
Asset and liability changes
Accounts receivable	19	15	32
Accounts payable	10	(15)	27
Taxes payable	45	(40)	37
Other current assets	(5)	(6)	(3)
Other current liabilities	(16)	(4)	(21)
Non-current assets	—	(13)	(8)
Non-current liabilities	21	(66)	12

Net cash provided by operating activities	405	286	389

Cash flows from investing activities
Additions to property, plant and equipment	(323)	(364)	(421)
Net change in notes receivable from affiliates	(100)	39	25
Proceeds from the sale of asset	—	35	—
Other	18	4	7

Net cash used in investing activities	(405)	(286)	(389)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents
Beginning of period	—	—	—

End of period	$—	$—	$—

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Note	Accumulated
			Additional		Receivable	Other	Total
	Common Stock		Paid-in	Retained	from	Comprehensive	Stockholder’s
	Shares	Amount	Capital	Earnings	Affiliate	Income/(Loss)	Equity
	(In millions)

January 1, 2006	208	$—	$2,207	$820	$—	$—	$3,027
Net income				127			127
Adoption of SFAS No. 158, net of income taxes of $2						3	3

December 31, 2006	208	—	2,207	947	—	3	3,157
Net income				153			153
Adoption of FIN No. 48, net of income taxes of $(8) (Note 3)				(15)			(15)
Reclassification to regulatory liability (Note 9)						(3)	(3)
Other			2				2

December 31, 2007	208	—	2,209	1,085	—	—	3,294
Net income				111			111
Reclassification of note receivable from affiliate (Note 12)				—	(334)		(334)

December 31, 2008	208	$—	$2,209	$1,196	$(334)	$—	$3,071

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

We are a Delaware corporation incorporated in 1947, and an indirect wholly owned subsidiary of El Paso Corporation (El Paso). Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include the accounts of all majority owned and controlled subsidiaries after the elimination of intercompany accounts and transactions.

We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the policies and decisions of an entity and where we are not allocated a majority of the entity’s losses and/or returns. We use the cost method of accounting where we are unable to exert significant influence over the entity.

Use of Estimates

The preparation of our financial statements requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

Regulated Operations

Our natural gas pipeline and storage operations are subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. We follow the regulatory accounting principles prescribed under Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Under SFAS No. 71, we record regulatory assets and liabilities that would not be recorded under GAAP for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that will be recovered from or refunded to customers through the rate making process. Items to which we apply regulatory accounting requirements include certain postretirement employee benefit plan costs, an equity return component on regulated capital projects and certain costs related to gas not used in operations and other costs included in, or expected to be included in, future rates.

Cash and Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

Materials and Supplies

We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system or storage facility differs from the contractual amount delivered or received. We value these imbalances due to or from shippers and operators utilizing current index prices. Imbalances are settled in cash or in-kind, subject to the terms of our tariff.

Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. We classify all imbalances as current as we expect to settle them within a year.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component, as allowed by the FERC. We capitalize major units of property replacements or improvements and expense minor items.

We use the composite (group) method to depreciate regulated property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. Currently, our depreciation rates vary from one percent to 25 percent per year. Using these rates, the remaining depreciable lives of these assets range from one to 34 years. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation and storage rates.

When we retire regulated property, plant and equipment, we charge accumulated depreciation and amortization for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less their salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in operating income. For properties not subject to regulation by the FERC, we reduce property, plant and equipment for its original cost, less accumulated depreciation and salvage value with any remaining gain or loss recorded in income.

Included in our property balances are additional acquisition costs assigned to utility plant, which represent the excess of allocated purchase costs over the historical costs of the facilities. These costs are amortized on a straight-line basis over 62 years using the same rates as the related assets, and we do not recover these excess costs in our rates.

At December 31, 2008 and 2007, we had $207 million and $197 million of construction work in progress included in our property, plant and equipment.

We capitalize a carrying cost (an allowance for funds used during construction) on debt and equity funds related to our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Interest costs on debt amounts capitalized during the years ended December 31, 2008, 2007 and 2006, were $3 million, $6 million and $5 million. These debt amounts are included as a reduction to interest and debt expense on our income statement. The equity portion of capitalized costs is calculated using the most recent FERC-approved equity rate of return. The equity amounts capitalized (exclusive of any tax related impacts) during the years ended December 31, 2008, 2007 and 2006, were $6 million, $12 million and $8 million. These equity amounts are included as other non-operating income on our income statement.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset and Investment Impairments

We evaluate assets and investments for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset or investment and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of our long-lived assets’ carrying values based on either (i) the long-lived asset’s ability to generate future cash flows on an undiscounted basis or (ii) the fair value of the investment in an unconsolidated affiliate. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets being sold and our established time frame for completing the sale, among other factors.

Revenue Recognition

Our revenues are primarily generated from natural gas transportation and storage services. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity over the contract period regardless of the amount of natural gas that is transported or stored. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point or when gas is injected or withdrawn from the storage facility. Gas not used in operations is based on the volumes of natural gas we are allowed to retain relative to the amounts we use for operating purposes. We recognize revenue on gas not used in operations from our shippers when we retain the volumes at the market price required under our tariffs. We are subject to FERC regulations and, as a result, revenues we collect may be subject to refund in a rate proceeding. We establish reserves for these potential refunds.

Environmental Costs and Other Contingencies

Environmental Costs.  We record liabilities at their undiscounted amounts on our balance sheet as other current and long-term liabilities when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. Our estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and we recognize a current period charge in operation and maintenance expense when clean-up efforts do not benefit future periods.

We evaluate any amounts paid directly or reimbursed by government sponsored programs and potential recoveries or reimbursements of remediation costs from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the creditworthiness or solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our balance sheet.

Other Contingencies.  We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal and state income tax returns. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal and state income taxes, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated returns. El Paso pays all consolidated U.S. federal and state income taxes directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

Pursuant to El Paso’s policy, we record current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

We evaluate our tax positions for all jurisdictions and for all years where the statute of limitations has not expired in accordance with Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN No. 48 requires companies to meet a more-likely-than-not threshold (i.e. a greater than 50 percent likelihood of a tax position being sustained under examination) prior to recording a benefit for their tax positions. Additionally, for tax positions meeting this more-likely-than-not threshold, the amount of benefit is limited to the largest benefit that has a greater than 50 percent probability of being realized upon effective settlement. For a further discussion of FIN No. 48, see Note 3.

Accounting for Asset Retirement Obligations

We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and FIN No. 47, Accounting for Conditional Asset Retirement Obligations. We record a liability for legal obligations associated with the replacement, removal or retirement of our long-lived assets in the period the obligation is incurred. Our asset retirement liabilities are recorded at their estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record as depreciation and amortization expense in our income statement. We have the ability to recover certain of these costs from our customers and have recorded an asset (rather than expense) associated with the depreciation of the property, plant and equipment and accretion of the liabilities described above.

Postretirement Benefits

We maintain a postretirement benefit plan covering certain of our former employees. This plan requires us to make contributions to fund the benefits to be paid out under the plan. These contributions are invested until the benefits are paid out to plan participants. We record net benefit cost related to this plan in our income statement. This net benefit cost is a function of many factors including benefits earned during the year by plan participants (which is a function of the level of benefits provided under the plan, actuarial assumptions and the passage of time), expected returns on plan assets and amortization of certain deferred gains and losses. For a further discussion of our policies with respect to our postretirement plan, see Note 9.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective December 31, 2006, we began accounting for our postretirement benefit plan under the recognition provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R) and recorded a $3 million increase, net of income taxes of $2 million, to accumulated other comprehensive income related to the adoption of this standard. Under SFAS No. 158, we record an asset or liability for our postretirement benefit plan based on its over funded or under funded status. In March 2007, the FERC issued guidance requiring regulated pipeline companies to record a regulatory asset or liability for any deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions that would otherwise be recorded in accumulated other comprehensive income for non-regulated entities. Upon adoption of this FERC guidance, we reclassified $3 million from accumulated other comprehensive income to a regulatory liability.

Effective January 1, 2008, we adopted the measurement date provisions of SFAS No. 158 and changed the measurement date of our postretirement benefit plan from September 30 to December 31. The adoption of the measurement date provisions of this standard did not have a material impact on our financial statements. For a further discussion of our application of SFAS No. 158, see Note 9.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2008, the following accounting standards had not yet been adopted by us.

Fair Value Measurements.  We have adopted the provisions of SFAS No. 157, Fair Value Measurements in measuring the fair value of financial assets and liabilities in the financial statements. We have elected to defer the adoption of SFAS No. 157 for certain of our non-financial assets and liabilities until January 1, 2009, the adoption of which will not have a material impact on our financial statements.

Business Combinations.  In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which provides revised guidance on the accounting for acquisitions of businesses. This standard changes the current guidance to require that all acquired assets, liabilities, minority interest and certain contingencies be measured at fair value, and certain other acquisition-related costs be expensed rather than capitalized. SFAS No. 141(R) will apply to acquisitions that are effective after December 31, 2008, and application of the standard to acquisitions prior to that date is not permitted.

Noncontrolling Interests.  In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which provides guidance on the presentation of minority interest, subsequently renamed “noncontrolling interest”, in the financial statements. This standard requires that noncontrolling interest be presented as a separate component of equity rather than as a “mezzanine” item between liabilities and equity, and also requires that noncontrolling interest be presented as a separate caption in the income statement. This standard also requires all transactions with noncontrolling interest holders, including the issuance and repurchase of noncontrolling interests, be accounted for as equity transactions unless a change in control of the subsidiary occurs. We will adopt the provisions of this standard effective January 1, 2009. The adoption of this standard will not have a material impact our financial statements.

2.	Gain (Loss) on Long-Lived Assets

During 2008, we recorded impairments of $25 million, including an impairment related to our Essex-Middlesex lateral project due to its prolonged permitting process. During 2007, we completed the sale of a pipeline lateral for approximately $35 million and recorded a $7 million pretax gain on the sale. During 2007, we also recorded a loss of $8 million related to a pipeline asset which was purchased to repair hurricane damage and not subsequently utilized.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Income Taxes

Components of Income Taxes.  The following table reflects the components of income taxes included in net income for each of the three years ended December 31:

	2008	2007	2006
	(In millions)

Current
Federal	$54	$(1)	$50
State	3	4	(1)

	57	3	49

Deferred
Federal	7	85	18
State	7	3	8

	14	88	26

Total income taxes	$71	$91	$75

Effective Tax Rate Reconciliation.  Our income taxes differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

	2008	2007	2006
	(In millions, except for rates)

Income taxes at the statutory federal rate of 35%	$64	$85	$71
State income taxes, net of federal income tax effect	7	5	4
Other	—	1	—

Income taxes	$71	$91	$75

Effective tax rate	39%	37%	37%

Deferred Tax Assets and Liabilities.  The following are the components of our net deferred tax liability at December 31:

	2008	2007
	(In millions)

Deferred tax liabilities
Property, plant and equipment	$1,531	$1,510
Other	13	11

Total deferred tax liability	1,544	1,521

Deferred tax assets
Net operating loss and credit carryovers
U.S. federal	22	23
State	37	43
Other liabilities	179	163

Total deferred tax asset	238	229

Net deferred tax liability	$1,306	$1,292

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We believe it is more likely than not that we will realize the benefit of our deferred tax assets due to expected future taxable income, including the effect of future reversals of existing taxable temporary differences primarily related to depreciation.

Net Operating Loss (NOL) Carryovers.  The table below presents the details of our federal and state NOL carryover periods as of December 31, 2008:

	2009	2010-2013	2014-2018	2019-2028	Total
	(In millions)

U.S. federal NOL	$—	$—	$—	$64	$64
State NOL	1	25	349	200	575

Usage of our U.S. federal carryovers is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of IRS regulations.

Unrecognized Tax Benefits (Liabilities) for Uncertain Tax Matters (FIN No. 48).  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. With a few exceptions, we and El Paso are no longer subject to state and local income tax examinations by tax authorities for years prior to 1999 and U.S. income tax examinations for years prior to 2005. In June 2008, the Internal Revenue Service’s examination of El Paso’s U.S. income tax returns for 2003 and 2004 was settled at the appellate level with approval by the Joint Committee on Taxation. The settlement of the issues raised in this examination did not materially impact our results of operations, financial condition or liquidity. For years in which our returns are still subject to review, our unrecognized tax benefits (liabilities for uncertain tax matters) could increase or decrease our income tax expense and our effective income tax rates as these matters are finalized. We are currently unable to estimate the range of potential impacts the resolution of any contested matters could have on our financial statements.

Upon the adoption of FIN No. 48, and a related amendment to our tax sharing agreement with El Paso, we recorded a reduction of $15 million to the January 1, 2007 balance of retained earnings. As of December 31, 2008 and 2007, we had unrecognized tax benefits of $17 million, which has not changed since January 1, 2007. As of December 31, 2008 and 2007, approximately $15 million (net of federal tax benefits) of unrecognized tax benefits would affect our income tax expense and our effective income tax rate if recognized in future periods. While the amount of our unrecognized tax benefits could change in the next twelve months, we do not expect this change to have a significant impact on our results of operations or financial position.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense on our income statement. As of December 31, 2008 and 2007, we had liabilities for interest and penalties related to our unrecognized tax benefits of approximately $7 million and $6 million. During 2008, we accrued $1 million of interest. During 2007, we accrued $1 million of interest and paid $1 million related to a settlement with a taxing authority.

4.	Financial Instruments

At December 31, 2008 and 2007, the carrying amounts of cash and cash equivalents and trade receivables and payables are representative of their fair value because of the short-term maturity of these instruments. At December 31, 2008 and 2007, we had interest bearing notes receivable from El Paso and other affiliates of approximately $800 million and $582 million due upon demand, with variable interest rates of 3.2% and 6.5%. While we are exposed to changes in interest income based on changes to the variable interest rate, the fair value of these notes receivable approximates their carrying value due to the market-based nature of its interest rate and the fact that it is a demand note.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, the carrying amounts and estimated fair values of our long-term debt are based on quoted market prices for the same or similar issues and are as follows at December 31:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In millions)

Long-term debt	$1,605	$1,311	$1,603	$1,745

5.	Regulatory Assets and Liabilities

Below are the details of our regulatory assets and liabilities at December 31:

	2008	2007
	(In millions)

Current regulatory assets	$2	$—

Non-current regulatory assets
Taxes on capitalized funds used during construction	29	26
Postretirement benefits	10	7
Other	8	4

Total non-current regulatory assets	47	37

Total regulatory assets	$49	$37

Current regulatory liabilities	$3	$3

Non-current regulatory liabilities
Environmental liability	157	143
Postretirement benefits	22	25
SFAS No. 109 plant regulatory liability and other	12	10

Total non-current regulatory liabilities	191	178

Total regulatory liabilities	$194	$181

6.	Property, Plant and Equipment

Additional Acquisition Costs.  At December 31, 2008 and 2007, additional acquisition costs assigned to utility plant was approximately $2.4 billion and accumulated depreciation was approximately $379 million and $338 million, respectively. These additional acquisition costs are being amortized over the life of the related pipeline assets. Our amortization expense related to additional acquisition costs assigned to utility plant was approximately $41 million, $39 million and $40 million for the years ended December 31, 2008, 2007 and 2006.

Asset Retirement Obligations.  We have legal obligations associated with the retirement of our natural gas pipeline, transmission facilities and storage wells, as well as obligations related to El Paso’s corporate headquarters building. Our legal obligations primarily involve purging and sealing the pipelines if they are abandoned. We also have obligations to remove hazardous materials associated with our natural gas transmission facilities and in our corporate headquarters if these facilities are ever demolished, replaced, or renovated. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Where we can reasonably estimate the asset retirement obligation liability, we accrue a liability based on an estimate of the timing and amount of their settlement. In estimating the fair value of the liabilities associated with our asset retirement obligations, we utilize several assumptions, including a projected inflation rate of 2.5 percent, and credit-adjusted discount rates that currently range from six to nine percent based on when the liabilities were

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded. We record changes in estimates based on the expected amount and timing of payments to settle our asset retirement obligations. We intend on operating and maintaining our natural gas pipeline and storage system as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligation liability for the substantial majority of our natural gas pipeline and storage system assets because these assets have indeterminate lives.

The net asset retirement liability as of December 31 reported on our balance sheet in other current and non-current liabilities, and the changes in the net liability for the years ended December 31, were as follows:

	2008	2007
	(In millions)

Net asset retirement liability at January 1	$17	$47
Liabilities settled	(3)	(34)
Liabilities incurred	—	3
Changes in estimate	27	—
Accretion expense	1	1

Net asset retirement liability at December 31(1)	$42	$17

(1)	For the years ended December 31, 2008 and 2007, approximately $5 million and $4 million of this amount is reflected in current liabilities.

7.	Debt and Credit Facilities

Debt.  Our long-term debt consisted of the following at December 31:

	2008	2007
	(In millions)

6.0% Debentures due December 2011	$86	$86
7.5% Debentures due April 2017	300	300
7.0% Debentures due March 2027	300	300
7.0% Debentures due October 2028	400	400
8.375% Notes due June 2032	240	240
7.625% Debentures due April 2037	300	300

	1,626	1,626
Less: Unamortized discount	21	23

Total long-term debt	$1,605	$1,603

In July 2008, we obtained the required consent necessary for certain amendments to the indenture governing our 6.0% debentures due 2011. These amendments permit us to convert from a corporation to a non-corporate legal entity such as a general partnership, limited partnership or limited liability company. In January 2009, we issued $250 million of 8.00% notes due in February 2016 and received net proceeds of $235 million.

Credit Facility.  We are eligible to borrow amounts available under El Paso’s $1.5 billion credit agreement and are only liable for amounts we directly borrow. As of December 31, 2008, El Paso had approximately $0.7 billion of capacity remaining and available to us under this credit agreement, none of which was issued or borrowed by us. Our common stock and the common stock of another El Paso subsidiary are pledged as collateral under the credit agreement.

Under El Paso’s $1.5 billion credit agreement and our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include (i) limitations on the incurrence of additional debt, based on a ratio

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of debt to EBITDA (as defined in the agreements), which shall not exceed 5 to 1; (ii) limitations on the use of proceeds from borrowings; (iii) limitations, in some cases, on transactions with our affiliates; (iv) limitations on the incurrence of liens; and (v) potential limitations on our ability to declare and pay dividends. For the year ended December 31, 2008, we were in compliance with our debt-related covenants.

8.	Commitments and Contingencies

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act and have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. An appeal has been filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiff seeks an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

In addition to the above proceedings, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we had no accruals for our outstanding legal matters at December 31, 2008. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and establish our accruals accordingly.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At December 31, 2008, we had accrued approximately $6 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs.

Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. Our environmental remediation projects are in various stages of completion. Our recorded liabilities reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Below is a reconciliation of our accrued liability from January 1, 2008 to December 31, 2008 (in millions):

Balance at January 1, 2008	$10
Adjustments for remediation activities	(2)
Payments for remediation activities	(2)

Balance at December 31, 2008	$6

For 2009, we estimate that our total remediation expenditures will be approximately $2 million, which will be expended under government directed clean-up plans.

Polychlorinated Biphenyls (PCB) Cost Recoveries.  Pursuant to a consent order executed with the EPA in May 1994, we have been conducting remediation activities at certain of our compressor stations associated with the presence of PCBs and other hazardous materials. In July 2008, we received approval from the EPA on our final program report for the consent order. Long-term monitoring and state required activities are continuing. We have recovered a substantial portion of the environmental costs identified in our PCB remediation project through a surcharge to our customers. A settlement with our customers, approved by the FERC in November 1995, established the surcharge mechanism. In May 2008, the FERC accepted our filing to extend the surcharge collection period through June 2010. As of December 31, 2008, we had pre-collected PCB costs of approximately $160 million, which includes interest. This pre-collected amount will be reduced by future eligible costs incurred for the remainder of the remediation project. To the extent actual eligible expenditures are less than the amounts pre-collected, we will refund to our customers the difference, plus carrying charges incurred up to the date of the refunds. At December 31, 2008, our regulatory liability for estimated future refund obligations to our customers was approximately $157 million. In compliance with the FERC’s order on our May 2008 filing, we engaged in discussions with our customers to ascertain the feasibility of amending the settlement to provide for an earlier refund of amounts collected in excess of estimated future eligible costs than would otherwise be required by the settlement while safeguarding our ability to recover costs of future remediation activities. On November 12, 2008, the FERC directed that a settlement judge be appointed in the proceeding to aid us and our customers in negotiating a potential early refund. We and our customers have reached an agreement in principle to settle this matter, pursuant to which we will refund amounts over a three year period commencing in 2009.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) Matters.  We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the CERCLA or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of December 31, 2008, we have estimated our share of the remediation costs at these sites to be between $1 million and $2 million. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities. Accruals for these matters are included in the environmental reserve discussed above.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to employees and other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Regulatory Matters

Notice of Proposed Rulemaking.  In October 2007, the Minerals Management Service (MMS) issued a Notice of Proposed Rulemaking for Oil and Gas and Sulphur Operations in the Outer Continental Shelf (OCS) — Pipelines and Pipeline Rights-of-Way. If adopted, the proposed rules would substantially revise MMS OCS pipeline and rights-of-way regulations. The proposed rules would have the effect of: (1) increasing the financial obligations of entities, like us, which have pipelines and pipeline rights-of-way in the OCS; (2) increasing the regulatory requirements imposed on the operation and maintenance of existing pipelines and rights of way in the OCS; and (3) increasing the requirements and preconditions for obtaining new rights-of-way in the OCS.

Greenhouse Gas (GHG) Emissions.  Legislative and regulatory measures to address GHG emissions are in various phases of discussions or implementation at the international, national, regional and state levels. In the United States, it is likely that federal legislation requiring GHG controls will be enacted in the next few years. In addition, the EPA is considering initiating a rulemaking to regulate GHGs under the Clean Air Act. Legislation and regulation are also in various stages of discussions or implementation in many of the states in which we operate. Additionally, lawsuits have been filed seeking to force the federal government to regulate GHG emissions and individual companies to reduce GHG emissions from their operations. These and other lawsuits may result in decisions by state and federal courts and agencies that could impact our operations and ability to obtain certifications and permits to construct future projects. Our costs and legal exposure related to GHG regulations are not currently determinable.

Commitments and Purchase Obligations

Capital Commitments.  At December 31, 2008, we had capital commitments of approximately $100 million which will be spent in 2009. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

Purchase Obligations.  We have entered into unconditional purchase obligations primarily for transportation, storage and other services, totaling $80 million at December 31, 2008. Our annual obligations under these purchase obligations are $34 million in 2009, $19 million in 2010, $10 million in 2011, $5 million in 2012, $3 million in 2013 and $9 million in total thereafter.

Operating Leases and Other Commercial Commitments.  We lease property, facilities and equipment under various operating leases. Minimum future annual rental commitments on our operating leases as of December 31, 2008, were as follows:

Year Ending December 31,	(In millions)

2009	$1
2010	1
2011	1
2012	1
Thereafter	2

Total	$6

Rental expense on our operating leases for each of the three years ended December 31, 2008, 2007 and 2006 was $2 million. These amounts include rent allocated to us from El Paso.

We hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline system. Our obligations under these easements are not material to our results of operations.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Retirement Benefits

Pension and Retirement Benefits.  El Paso maintains a pension plan and a retirement savings plan covering substantially all of its U.S. employees, including our employees. The benefits under the pension plan are determined under a cash balance formula. Under its retirement savings plan, El Paso matches 75 percent of participant basic contributions up to six percent of eligible compensation and can make additional discretionary matching contributions. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates .

Postretirement Benefits.  We provide postretirement medical and life insurance benefits for a closed group of retirees who were eligible to retire on December 31, 1996, and did so before July 1,1997. Medical benefits for this closed group may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs and El Paso reserves the right to change these benefits. Employees in this group who retire after July 1,1997 continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are prefunded to the extent these costs are recoverable through our rates. To the extent actual costs differ from the amounts recovered in rates, a regulatory asset or liability is recorded. We expect to contribute $5 million to our postretirement benefit plan in 2009.

Effective December 31, 2006, we began accounting for our postretirement benefit plan under the recognition provisions of SFAS No. 158 . Under SFAS No. 158, we record an asset or liability for our postretirement benefit plan based on its over funded or under funded status. In March 2007, the FERC issued guidance requiring regulated pipeline companies to record a regulatory asset or liability for any deferred amounts related to unrecognized gains and losses or changes in actuarial assumptions that would otherwise be recorded in accumulated other comprehensive income for non-regulated entities. Upon adoption of this FERC guidance, we reclassified $3 million from accumulated other comprehensive income to a regulatory liability.

Effective January 1, 2008, we adopted the measurement date provisions of SFAS No. 158 and changed the measurement date of our postretirement benefit plan from September 30 to December 31. The adoption of the measurement date provisions of this standard did not have a material impact on our financial statements.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Postretirement Benefit Obligations, Plan Assets and Funded Status.  The table below provides information about our postretirement benefit plan. In 2008, we adopted the measurement date provisions of SFAS No. 158 and the information below for 2008 is presented and computed as of and for the fifteen months ended December 31, 2008. For 2007, the information is presented and computed as of and for the twelve months ended September 31, 2007.

	December 31,	September 30,
	2008	2007
	(In millions)

Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation-beginning of period	$22	$22
Interest cost	1	1
Participant contributions	2	1
Benefits paid(1)	(4)	(2)

Accumulated postretirement benefit obligation-end of period	$21	$22

Change in plan assets:
Fair value of plan assets-beginning of period	$29	$23
Actual return on plan assets	(9)	2
Employer contributions	5	5
Participant contributions	2	1
Benefits paid	(4)	(2)

Fair value of plan assets-end of period	$23	$29

Reconciliation of funded status:
Fair value of plan assets	$23	$29
Less: Accumulated postretirement benefit obligation	21	22
Fourth quarter contributions		1

Net asset at December 31	$2	$8

(1)	Amounts shown are net of a subsidy related to Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets.  The primary investment objective of our plan is to ensure that, over the long-term life of the plan, an adequate pool of sufficiently liquid assets exists to meet the benefit obligations to retirees and beneficiaries. Investment objectives are long-term in nature covering typical market cycles. Any shortfall of investment performance compared to investment objectives is the result of general economic and capital market conditions. As a result of the general decline in the markets for debt and equity securities, the fair value of our plan’s assets and the funded status of our other postretirement benefit plan declined during 2008, which resulted in a decrease in our plan assets and regulatory liability when our plan’s assets and obligation were remeasured at December 31, 2008. The following table provides the target and actual asset allocations in our postretirement benefit plan as of December 31, 2008 and September 30, 2007:

		Actual	Actual
Asset Category	Target	2008	2007
	(Percent)

Equity securities	65	62	63
Debt securities	35	33	33
Cash and cash equivalents	—	5	4

Total	100	100	100

Expected Payment of Future Benefits.  As of December 31, 2008, we expect the following payments (net of participant contributions and an expected subsidy related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003) under our plan (in millions):

Year Ending December 31,

2009	$2
2010	2
2011	2
2012	2
2013	2
2014-2018	8

Actuarial Assumptions and Sensitivity Analysis.  Accumulated postretirement benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used in determining our postretirement plan obligations and net benefit costs for 2008, 2007 and 2006:

	2008	2007	2006
	(Percent)

Assumptions related to benefit obligations at December 31, 2008 and September 30, 2007 and 2006 measurement dates:
Discount rate	5.95	6.05	5.50
Assumptions related to benefit costs at December 31:
Discount rate	6.05	5.50	5.25
Expected return on plan assets(1)	8.00	8.00	8.00

(1)	The expected return on plan assets is a pre-tax rate of return based on our targeted portfolio of investments. Our postretirement benefit plan’s investment earnings are subject to unrelated business income tax at a rate of 35%. The expected return on plan assets for our postretirement benefit plan is calculated using the after-tax rate of return.

Actuarial estimates for our postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 8.6 percent in 2008, gradually decreasing to 5.0 percent by the

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year 2015. Changes in our assumed health care cost trend rates do not have a material impact on the amounts reported for our interest costs or our accumulated postretirement benefit obligations.

Components of Net Benefit Income.  For each of the years ended December 31, the components of net benefit income are as follows:

	2008	2007	2006
	(In millions)

Interest cost	$1	$1	$1
Expected return on plan assets	(1)	(1)	(1)

Net postretirement benefit income	$—	$—	$—

10.	Transactions with Major Customer

The following table shows revenues from our major customer for each of the three years ended December 31:

	2008	2007	2006
	(In millions)

National Grid USA and Subsidiaries(1)	$109	$77	$9

(1)	In 2007 and 2006, National Grid USA and Subsidiaries did not represent more than 10 percent of our revenues.

11.	Supplemental Cash Flow Information

The following table contains supplemental cash flow information for each of the three years ended December 31:

	2008	2007	2006
	(In millions)

Interest paid, net of capitalized interest	$120	$116	$119
Income tax payments	12	121	13

12.	Investment in Unconsolidated Affiliate and Transactions with Affiliates

Investment in Unconsolidated Affiliate

Bear Creek Storage Company (Bear Creek).  We have a 50 percent ownership interest in Bear Creek, a joint venture with Southern Gas Storage Company, our affiliate. We account for our investment in Bear Creek using the equity method of accounting. During 2008, 2007 and 2006, we received $16 million, $27 million and $17 million in dividends from Bear Creek.

Summarized financial information for our proportionate share of Bear Creek as of and for the years ended December 31 is presented as follows:

	2008	2007	2006
	(In millions)

Operating results data:
Operating revenues	$20	$19	$20
Operating expenses	8	8	7
Income from continuing operations and net income	13	13	15

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2008	2007
	(In millions)

Financial position data:
Current assets	$27	$28
Non-current assets	55	58
Current liabilities	1	2
Equity in net assets	81	84

Transactions with Affiliates

Cash Management Program and Other Notes Receivable.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. El Paso uses the cash management program to settle intercompany transactions between participating affiliates. We have historically advanced cash to El Paso in exchange for an affiliated note receivable that is due upon demand. In January 2008, El Paso repaid a separate variable interest rate note receivable of $118 million. At December 31, 2008 and 2007, we had notes receivable from El Paso of $800 million and $582 million. We do not intend to settle these notes within twelve months and have therefore classified them as non-current on our balance sheets. The interest rate on these notes at December 31, 2008 and 2007 was 3.2% and 6.5%.

At December 31, 2008 and 2007, we had non-interest bearing notes receivable of $334 million from an El Paso affiliate. During the fourth quarter of 2008, we reclassified these notes from non-current assets to a reduction of our stockholder’s equity based on increased uncertainties regarding the timing and method through which El Paso will settle these balances.

Income Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At December 31, 2008 and 2007, we had federal and state income taxes payable of $58 million and $13 million. The majority of these balances, as well as deferred income taxes and amounts associated with the resolution of unrecognized tax benefits, will become payable to El Paso. See Note 1 for a discussion of our income tax policy.

During 2007, we amended our tax sharing agreement and intercompany tax billing policy with El Paso to clarify the billing of taxes and tax related items to El Paso’s subsidiaries. We also settled with El Paso certain tax attributes previously reflected as deferred income taxes in our financial statements for $77 million through El Paso’s cash management program. This settlement is reflected as operating activities in our statement of cash flows.

Accounts Receivable Sales Program.  We sell certain accounts receivable to a qualifying special purpose entity (QSPE) under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, whose purpose is solely to invest in our receivables. As of December 31, 2008 and 2007, we sold approximately $97 million and $96 million of receivable, received cash of approximately $38 million and $34 million and received subordinated beneficial interests of approximately $58 million and $61 million. In conjunction with the sale, the QSPE also issued senior beneficial interests on the receivables sold to a third party financial institution, which totaled $39 million and $35 million as of December 31, 2008 and 2007. We reflect the subordinated interests in receivables sold at their fair value on the date they are issued. These amounts (adjusted for subsequent collections) are recorded as accounts receivable from affiliate in our balance sheets. Our ability to recover our carrying value of our subordinated interests is based on the collectibility of the underlying receivables sold to the QSPE. We reflect accounts receivable sold under this program and changes in the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under these agreements, we earn a fee for servicing the receivables and performing all administrative duties for the QSPE which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the years ended December 31, 2008 and 2007.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Affiliate Balances.  At December 31, 2008 and 2007, we had contractual deposits from our affiliates of $9 million and $8 million.

Affiliate Revenues and Expenses.  We enter into transactions with our affiliates within the ordinary course of business.

El Paso bills us directly for certain general and administrative costs and allocates a portion of its general and administrative costs to us. In addition to allocations from El Paso, we allocate costs to our pipeline affiliates for their proportionate share of our pipeline services. The allocations from El Paso and the allocations to our affiliates are based on the estimated level of effort devoted to our operations and the relative size of our and their EBIT, gross property and payroll.

We store natural gas in an affiliated storage facility and utilize the pipeline system of an affiliate to transport some of our natural gas in the normal course of our business based on the same terms as non-affiliates.

The following table shows overall revenues and charges from our affiliates for each of the three years ended December 31:

	2008	2007	2006
	(In millions)

Revenues from affiliates	$20	$21	$22
Operation and maintenance expenses from affiliates	60	57	56
Reimbursements of operating expenses charged to affiliates(1)	59	45	79

(1)	Decrease in activity in 2007 is due to El Paso’s sale of its subsidiary, ANR Pipeline Company.

13.	Supplemental Selected Quarterly Financial Information (Unaudited)

Our financial information by quarter is summarized below. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total
	(In millions)

2008
Operating revenues	$245	$217	$209	$236	$907
Operating income	88	56	49	69	262
Net income	43	22	16	30	111
2007
Operating revenues	$226	$220	$193	$223	$862
Operating income	101	85	47	65	298
Net income	55	43	22	33	153

SCHEDULE II

TENNESSEE GAS PIPELINE COMPANY

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2008, 2007 and 2006

	Balance at	Charged to				Charged to	Balance
	Beginning	Costs and				Other	at End
Description	of Period	Expenses		Deductions		Accounts	of Period
	(In millions)

2008
Environmental reserves	$10	$(2)		$(2	)(2)	$—	$6
2007
Environmental reserves	$15	$(2	)(1)	$(3	)(2)	$—	$10
2006
Allowance for doubtful accounts	$1	$—		$—		$(1)	$—
Environmental reserves	$32	$(12	)(1)	$(5	)(2)	$—	$15

(1)	Represents a reduction in the estimated costs to complete our internal remediation projects.

(2)	Primarily payments made for environmental remediation activities.

TENNESSEE GAS PIPELINE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,
	2009	2008
	(In millions)
	(Unaudited)

Operating revenues	$266	$245

Operating expenses
Operation and maintenance	90	81
Depreciation and amortization	46	45
Loss on long-lived assets	—	16
Taxes, other than income taxes	16	15

	152	157

Operating income	114	88
Earnings from unconsolidated affiliate	3	4
Other income, net	3	4
Interest and debt expense	(38)	(33)
Affiliated interest income, net	4	9

Income before income taxes	86	72
Income taxes	33	29

Net income	$53	$43

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(In millions,
	except share amounts)
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$200	$—
Accounts and notes receivable
Customer	21	24
Affiliates	69	81
Other	6	13
Materials and supplies	41	41
Deferred income taxes	17	8
Other	5	10

Total current assets	359	177

Property, plant and equipment, at cost	4,414	4,365
Less accumulated depreciation and amortization	909	884

	3,505	3,481
Additional acquisition cost assigned to utility plant, net	1,992	2,002

Total property, plant and equipment, net	5,497	5,483

Other assets
Notes receivable from affiliates	917	800
Investment in unconsolidated affiliate	80	81
Other	64	53

	1,061	934

Total assets	$6,917	$6,594

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$43	$54
Affiliates	31	36
Other	41	52
Taxes payable	98	82
Accrued interest	47	24
Regulatory liability	29	3
Contractual deposits	55	60
Other	25	28

Total current liabilities	369	339

Long-term debt	1,843	1,605

Other liabilities
Deferred income taxes	1,329	1,314
Regulatory liabilities	166	191
Other	86	74

	1,581	1,579

Commitments and contingencies (Note 4)
Stockholder’s equity
Common stock, par value $5 per share; 300 shares authorized; 208 shares issued and outstanding	—	—
Additional paid-in capital	2,209	2,209
Retained earnings	1,249	1,196
Note receivable from affiliate	(334)	(334)

Total stockholder’s equity	3,124	3,071

Total liabilities and stockholder’s equity	$6,917	$6,594

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended
	March 31,
	2009	2008
	(In millions)
	(Unaudited)

Cash flows from operating activities
Net income	$53	$43
Adjustments to reconcile net income to net cash from operating activities Depreciation and amortization	46	45
Deferred income taxes	6	25
Earnings from unconsolidated affiliate, adjusted for cash distributions	1	—
Loss on long-lived assets	—	16
Other non-cash income items	(1)	(2)
Asset and liability changes	26	(4)

Net cash provided by operating activities	131	123

Cash flows from investing activities
Additions to property, plant and equipment	(67)	(43)
Net change in notes receivable from affiliates	(117)	(82)
Other	18	2

Net cash used in investing activities	(166)	(123)

Cash flows from financing activities
Net proceeds from the issuance of long-term debt	235	—

Net cash provided by financing activities	235	—

Net change in cash and cash equivalents	200	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$200	$—

See accompanying notes.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

We are an indirect wholly owned subsidiary of El Paso Corporation (El Paso). We prepared these historical condensed consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by U.S. generally accepted accounting principles. You should read these financial statements along with our 2008 annual historical consolidated financial statements, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of March 31, 2009, and for the quarters ended March 31, 2009 and 2008, are unaudited. We derived the condensed consolidated balance sheet as of December 31, 2008, from the audited balance sheet filed in our 2008 annual historical consolidated financial statements included in this prospectus. In our opinion, we have made all adjustments, which are of a normal recurring nature, to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our operating results for the entire year.

Significant Accounting Policies

The information below provides an update of our significant accounting policies and accounting pronouncements as discussed in our 2008 annual historical consolidated financial statements included in this prospectus.

Fair Value Measurements.  On January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, for our non-financial assets and liabilities that are not measured at fair value on a recurring basis, which primarily relates to any impairment of long-lived assets or investments. During the quarter ended March 31, 2009, there were no fair value measurements recorded on a non-recurring basis.

Business Combinations and Noncontrolling Interests.  On January 1, 2009, we adopted SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which provide revised guidance on the accounting for acquisitions of businesses and transactions involving noncontrolling interests. SFAS No. 141(R) changes the current guidance to require that all acquired assets, liabilities, noncontrolling interests and certain contingencies be measured at fair value, and certain other acquisition-related costs be expensed rather than capitalized. SFAS No. 160 requires that all transactions with noncontrolling interest holders, including the issuance and repurchase of noncontrolling interests, be accounted for as equity transactions unless a change in control of the subsidiary occurs. The adoption of these standards did not have an impact on our financial statements. Application of these standards will impact transactions that are entered into after December 31, 2008.

2.	Gain/Loss on Long-Lived Assets

In the first quarter of 2008, we recorded impairments of $16 million, primarily related to our decision not to proceed with the Essex-Middlesex Lateral project due to its prolonged permitting process and changing market conditions.

3.	Debt

In January 2009, we issued $250 million of 8.00% senior notes due in February 2016 and received net proceeds of $235 million.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Commitments and Contingencies

Legal Proceedings

Gas Measurement Cases.  We and a number of our affiliates were named defendants in actions that generally allege mismeasurement of natural gas volumes and/or heating content resulting in the underpayment of royalties. The first set of cases was filed in 1997 by an individual under the False Claims Act and have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming). These complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands. In October 2006, the U.S. District Judge issued an order dismissing all claims against all defendants. In March 2009, the Tenth Circuit Court of Appeals affirmed the dismissals and in April 2009, a motion for reconsideration was filed.

Similar allegations were filed in a second set of actions initiated in 1999 in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The plaintiffs currently seek certification of a class of royalty owners in wells on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. Motions for class certification have been briefed and argued in the proceedings and the parties are awaiting the court’s ruling. The plaintiff seeks an unspecified amount of monetary damages in the form of additional royalty payments (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

In addition to the above proceedings, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters, including those discussed above, cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we had no accruals for our outstanding legal matters at March 31, 2009. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and establish our accruals accordingly.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At March 31, 2009, we had accrued approximately $6 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs; however, we estimate that our exposure could be as high as $8 million.

Our accrual represents a combination of two estimation methodologies. First, where the most likely outcome can be reasonably estimated, that cost has been accrued. Second, where the most likely outcome cannot be estimated, a range of costs is established and if no one amount in that range is more likely than any other, the lower end of the expected range has been accrued. Our environmental remediation projects are in various stages of completion. Our recorded liabilities reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.

For the remainder of 2009, we estimate that our total remediation expenditures will be approximately $1 million, which will be expended under government directed clean-up programs.

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Polychlorinated Biphenyls (PCB) Cost Recoveries and Refund.  Since 1994, we have been conducting remediation activities at certain of our compressor stations associated with PCB’s and other hazardous materials. We have collected amounts, substantially in excess of remediation costs actually incurred to date, through a surcharge to our customers under a settlement approved by the Federal Energy Regulatory Commission (FERC) in November 1995. On April 13, 2009, we filed an amendment to the 1995 settlement that, if approved by the FERC, would provide for interim refunds of approximately $157 million of our collected amounts to be paid in quarterly installments, with interest, over a three year period commencing the later of July 1, 2009 (or within 20 days of the FERC’s approval). Our refund obligations are recorded as regulatory liabilities on our balance sheet and as of March 31, 2009, we have classified approximately $29 million as current liabilities based on the timing of when these amounts are expected to be refunded to our customers. At this time, we are uncertain as to when the FERC may approve the pending amendment.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) Matters.  We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the CERCLA or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of March 31, 2009, we have estimated our share of the remediation costs at these sites to be between $1 million and $2 million. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities. Accruals for these matters are included in the environmental reserve discussed above.

It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to employees and other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.

Regulatory Matters

Notice of Proposed Rulemaking.  In October 2007, the Minerals Management Service (MMS) issued a Notice of Proposed Rulemaking for Oil and Gas and Sulphur Operations in the Outer Continental Shelf (OCS) — Pipelines and Pipeline Rights-of-Way. If adopted, the proposed rules would substantially revise MMS OCS pipeline and rights-of-way regulations. The proposed rules would have the effect of: (1) increasing the financial obligations of entities, like us, which have pipelines and pipeline rights-of-way in the OCS; (2) increasing the regulatory requirements imposed on the operation and maintenance of existing pipelines and rights of way in the OCS; and (3) increasing the requirements and preconditions for obtaining new rights-of-way in the OCS.

Greenhouse Gas (GHG) Emissions.  Legislative and regulatory measures to address GHG emissions are in various phases of discussions or implementation at the international, national, regional and state levels. In the United States, it is likely that federal legislation requiring GHG controls will be enacted in the next few years. In addition, the United States Environmental Protection Agency (EPA) is considering initiating a rulemaking to regulate GHGs under the Clean Air Act. Furthermore, the EPA recently issued proposed regulations requiring monitoring and reporting of GHG emissions on an annual basis economy wide, including extensive new monitoring

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and reporting requirements applicable to our industry. The EPA has also recently proposed findings that GHGs in the atmosphere endanger public health and welfare, and that emissions from mobile sources cause or contribute to GHGs in the atmosphere. These proposed findings, if finalized as proposed, would not immediately affect our operations, but standards eventually promulgated pursuant to these findings could affect our operations and ability to obtain air permits for new and modified facilities. Legislation and regulation are also in various stages of discussions or implementation in many of the states in which we operate. Lawsuits have been filed seeking to force the federal government to regulate GHG emissions under the Clean Air Act and to require individual companies to reduce GHG emissions from their operations. These and other lawsuits may result in decisions by state and federal courts and agencies that could impact our operations and ability to obtain certifications and permits to construct future projects. Our costs and legal exposure related to GHG regulations are not currently determinable.

5.	Investment in Unconsolidated Affiliate and Transactions with Affiliates

Investment in Unconsolidated Affiliate

We have a 50 percent ownership interest in Bear Creek Storage Company (Bear Creek), a joint venture with Southern Natural Gas Company, our affiliate, and we received $4 million in dividends from Bear Creek for the quarters ended March 31, 2009 and 2008. Summarized income statement information for our proportionate share of the income of this investment for the quarters ended March 31 is as follows:

	2009	2008
	(In millions)

Operating results data:
Operating revenues	$5	$6
Operating expenses	2	2
Income from continuing operations and net income	3	4

Transactions with Affiliates

Cash Management Program and Other Notes Receivable.  We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. El Paso uses the cash management program to settle intercompany transactions between participating affiliates. We have historically advanced cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At March 31, 2009 and December 31, 2008, we had notes receivable from El Paso of $917 million and $800 million. We have classified these amounts as non-current on our balance sheets based on the net amount we anticipate using in the next twelve months considering available cash sources and needs. The interest rate on these variable rate notes was 1.7% at March 31, 2009 and 3.2% at December 31, 2008.

At December 31, 2008, we had non-interest bearing notes receivable of $334 million from an El Paso affiliate. These notes are reflected as a reduction of our stockholder’s equity based on uncertainties regarding the timing and method through which El Paso will settle these balances.

Income Taxes.  El Paso files consolidated U.S. federal and certain state tax returns which include our taxable income. In certain states, we file and pay taxes directly to the state taxing authorities. At March 31, 2009 and December 31, 2008, we had federal and state income taxes payable of $84 million and $58 million. The majority of these balances, as well as deferred income taxes and amounts associated with the resolution of unrecognized tax benefits, will become payable to El Paso.

Accounts Receivable Sales Program.  We sell certain accounts receivable to a qualifying special purpose entity (QSPE) whose purpose is solely to invest in our receivables, which are short-term assets that generally settle within 60 days. As of March 31, 2009 and December 31, 2008, we sold approximately $83 million and $97 million of receivables, received cash of approximately $38 million in both periods and received subordinated beneficial interests of approximately $45 million and $58 million. The QSPE also issued senior beneficial interests on the

TENNESSEE GAS PIPELINE COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivables sold to a third party financial institution, which totaled $38 million and $39 million as of March 31, 2009 and December 31, 2008. We recognized a loss of less than $1 million during the quarters ended March 31, 2009 and 2008. We reflect the subordinated interests in receivables sold (adjusted for subsequent collections) at their fair value on the date they are issued as accounts receivable from affiliate in our balance sheets. Our ability to recover our carrying value of our subordinated beneficial interests is based on the collectibility of the underlying receivables sold to the QSPE. We reflect accounts receivable sold under this program and changes in the subordinated beneficial interests as operating cash flows in our statement of cash flows. Under the agreements, we earn a fee for servicing the receivables and performing all administrative duties for the QSPE which is reflected as a reduction of operation and maintenance expense in our income statement. The fair value of these servicing and administrative agreements as well as the fees earned were not material to our financial statements for the quarters ended March 31, 2009 and 2008.

Other Affiliate Balances.  At March 31, 2009 and December 31, 2008, we had contractual deposits from our affiliates of $9 million.

Affiliate Revenues and Expenses.  We enter into transactions with our affiliates within the ordinary course of business. For a further discussion of our affiliated transactions, see our 2008 Annual Report on Form 10-K. The following table shows revenues and charges from our affiliates for the quarters ended March 31:

	2009	2008
	(In millions)

Revenues from affiliates	$4	$5
Operation and maintenance expenses from affiliates	17	15
Reimbursements of operating expenses charged to affiliates	12	12

TENNESSEE GAS PIPELINE COMPANY

$250,000,000

OFFER TO EXCHANGE

REGISTERED 8.000% Notes due 2016

FOR

ALL OUTSTANDING 8.000% Notes due 2016

PROSPECTUS

Wilmington Trust Company

By Mail/ Hand/ Overnight Delivery:

Wilmington Trust Company
c/o Wilmington Trust Company
Corporate Capital Markets
1100 North Market Street
Wilmington, Delaware 19890-1615
Attn: Alisha Clendaniel

By Facsimile Transmission:
(302) 636-4139
Attention: Exchanges

To Confirm by Telephone or for Information Call:
(302) 636-6470

UNTIL          , 2009, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

          , 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article Seventh of our amended and restated certificate of incorporation contains a provision similar to that of Section 145 of the DGCL. It also provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of TGP shall not be liable to TGP or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of such Article Seventh shall not adversely affect any right or protection of a director of TGP for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VI of our by-laws requires TGP to indemnify to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of TGP or its predecessor, or is or was serving at the request of TGP as a director, officer, employee or agent of another enterprise. TGP’s by-laws also provide that in the event that the board of directors or stockholders refuse or fail to provide indemnity, a person may seek indemnity from TGP in court and have the court substitute its judgment as to the propriety of indemnity, or determine whether indemnity is proper in the absence of such determination by the board of directors or stockholders. TGP’s by-laws also provide that TGP may purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of TGP or its predecessor, or is or was serving at the request of TGP as a director, officer, employee or agent of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not TGP would have the power to indemnify such person against such liability under the provisions of Article VI of TGP’s by-laws or otherwise.

Certain directors and officers of us are directors, officers and/or employees of El Paso.

Article X of El Paso’s by-laws requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the by-laws of El Paso provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or officer of El Paso, such person is or was serving at the request of El Paso as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan. The by-laws of El Paso also provide that El Paso may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

El Paso maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of El Paso and its subsidiaries, including us, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of El Paso and/or its subsidiaries, as the case may be.

ITEM 21.	EXHIBIT AND FINANCIAL STATEMENTS INDEX

(a) Exhibits:

Exhibit
Number		Description

3	.A	Restated Certificate of Incorporation dated May 11, 1999 (Exhibit 3.A to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 29, 2005).
3	.B	By-laws dated as of June 2, 2008 (Exhibit 3.B to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009).
4	.A	Indenture dated as of March 4, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee (Exhibit 4.A to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.1	First Supplemental Indenture dated as of March 13, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A. to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.2	Second Supplemental Indenture dated as of March 13, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.2 to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.3	Third Supplemental Indenture dated as of March 13, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.3 to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.4	Fourth Supplemental Indenture dated as of October 9, 1998, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.4 to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 7, 2006).
4	.A.5	Fifth Supplemental Indenture dated June 10, 2002, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.5 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009).
4	.A.6	Sixth Supplemental Indenture dated as of January 27, 2009 between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A to our Current Report on Form 8-K filed with the SEC on January 29, 2009).
5	*	Opinion of Bracewell & Giuliani LLP regarding the validity of the securities registered hereby.
8	**	Opinion of Bracewell & Giuliani LLP regarding tax matters.
10	.A	Amended and Restated Credit Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent. (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on August 2, 2006); Amendment No. 1 dated as of January 19, 2007 to the Amended and Restated Credit Agreement dated as of July 31, 2006 among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (Exhibit 10.A.1 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007).
10	.B	Amended and Restated Security Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Guarantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank. (Exhibit 10.B to our Current Report on Form 8-K filed with the SEC on August 2, 2006).

Exhibit
Number		Description

10	.C	First Tier Receivables Sale Agreement dated August 31, 2006, between Tennessee Gas Pipeline Company and TGP Finance Company, L.L.C. (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on September 8, 2006).
10	.D	Second Tier Receivables Sale Agreement dated August 31, 2006, between TGP Finance Company, L.L.C. and TGP Funding Company, L.L.C. (Exhibit 10.B to our Current Report on Form 8-K filed with the SEC on September 8, 2006).
10	.E.1	Receivables Purchase Agreement dated August 31, 2006, among TGP Funding Company, L.L.C., as Seller, Tennessee Gas Pipeline Company, as Servicer, Starbird Funding Corporation, as the initial Conduit Investor and Committed Investor, the other investors from time to time parties thereto, BNP Paribas, New York Branch, as the initial Managing Agent, the other Managing Agents from time to time parties thereto, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.C to our Current Report on Form 8-K filed with the SEC on September 8, 2006).
10	.E.2	Amendment No 1., dated as of December 1, 2006, to the Receivables Purchase Agreement dated as of August 31, 2006 , among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party thereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.A.1 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007).
10	.E.3	Amendment No. 2, dated as of August 29, 2007, to the Receivables Purchase Agreement dated as of August 31, 2006 among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.A to our Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 6, 2007).
10	.E.4	Amendment No. 3, dated as of August 27, 2008, to the Receivables Purchase Agreement dated as of August 31, 2006 among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.A to our Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 10, 2008).
10	.E.5	Amendment No. 4, dated as of October 31, 2008, to the Receivables Purchase Agreement dated as of August 31, 2006 among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.E.5 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009).
10	.F	Third Amended and Restated Credit Agreement dated as of November 16, 2007, among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on November 21, 2007).
10	.G	Third Amended and Restated Security Agreement dated as of November 16, 2007, made by among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Grantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank (Exhibit 10.B to our Current Report on Form 8-K filed with the SEC on November 21, 2007).
10	.H	Third Amended and Restated Subsidiary Guarantee Agreement dated as of November 16, 2007, made by each of the Subsidiary Guarantors in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (Exhibit 10.C to our Current Report on Form 8-K filed with the SEC on November 21, 2007).

Exhibit
Number		Description

10	.I	Registration Rights Agreement, dated as of January 27, 2009, among Tennessee Gas Pipeline Company and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., SG Americas Securities, LLC, UBS Securities LLC, and Wells Fargo Securities, LLC (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on January 29, 2009).
12	**	Computation of Ratio of Earnings to Fixed Charges.
21	*	Subsidiaries of Tennessee Gas Pipeline Company.
23	.A**	Consent of Ernst & Young LLP.
23	.B*	Consent of Bracewell & Giuliani LLP (included in Exhibits 5 and 8).
25	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, to act as trustee under the Indenture.
99	.A**	Form of Letter of Transmittal.
99	.B**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.C**	Form of Notice of Guaranteed Delivery.
99	.D**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.E**	Form of Letter to Clients.
99	.F**	Form of Exchange Agent Agreement.

*	Indicates exhibits previously filed.

**	Indicates exhibits filed herewith.

ITEM 22.	UNDERTAKINGS

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on May 15, 2009.

TENNESSEE GAS PIPELINE COMPANY

By:	/s/ James C. Yardley
James C. Yardley
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities as indicated as of May 15, 2009.

Signature	Title

/s/ James C. Yardley James C. Yardley	Chairman of the Board and President (Principal Executive Officer)

/s/ John R. Sult John R. Sult	Senior Vice President, Chief Financial Officer and Controller (Principal Accounting and Financial Officer)

/s/ Daniel B. Martin Daniel B. Martin	Senior Vice President and Director

/s/ Bryan W. Neskora Bryan W. Neskora	Senior Vice President, Chief Commercial Officer and Director

EXHIBITS INDEX

Exhibit
Number		Description

3	.A	Restated Certificate of Incorporation dated May 11, 1999 (Exhibit 3.A to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 29, 2005).
3	.B	By-laws dated as of June 2, 2008 (Exhibit 3.B to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009).
4	.A	Indenture dated as of March 4, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee (Exhibit 4.A to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.1	First Supplemental Indenture dated as of March 13, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A. to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.2	Second Supplemental Indenture dated as of March 13, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.2 to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.3	Third Supplemental Indenture dated as of March 13, 1997, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.3 to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 7, 2006).
4	.A.4	Fourth Supplemental Indenture dated as of October 9, 1998, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.4 to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 7, 2006).
4	.A.5	Fifth Supplemental Indenture dated June 10, 2002, between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A.5 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009).
4	.A.6	Sixth Supplemental Indenture dated as of January 27, 2009 between Tennessee Gas Pipeline Company and Wilmington Trust Company, as trustee (Exhibit 4.A to our Current Report on Form 8-K filed with the SEC on January 29, 2009).
5	*	Opinion of Bracewell & Giuliani LLP regarding the validity of the securities registered hereby.
8	**	Opinion of Bracewell & Giuliani LLP regarding tax matters.
10	.A	Amended and Restated Credit Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent. (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on August 2, 2006); Amendment No. 1 dated as of January 19, 2007 to the Amended and Restated Credit Agreement dated as of July 31, 2006 among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (Exhibit 10.A.1 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007).
10	.B	Amended and Restated Security Agreement dated as of July 31, 2006, among El Paso Corporation, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Guarantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank. (Exhibit 10.B to our Current Report on Form 8-K filed with the SEC on August 2, 2006).
10	.C	First Tier Receivables Sale Agreement dated August 31, 2006, between Tennessee Gas Pipeline Company and TGP Finance Company, L.L.C. (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on September 8, 2006).
10	.D	Second Tier Receivables Sale Agreement dated August 31, 2006, between TGP Finance Company, L.L.C. and TGP Funding Company, L.L.C. (Exhibit 10.B to our Current Report on Form 8-K filed with the SEC on September 8, 2006).

Exhibit
Number		Description

10	.E.1	Receivables Purchase Agreement dated August 31, 2006, among TGP Funding Company, L.L.C., as Seller, Tennessee Gas Pipeline Company, as Servicer, Starbird Funding Corporation, as the initial Conduit Investor and Committed Investor, the other investors from time to time parties thereto, BNP Paribas, New York Branch, as the initial Managing Agent, the other Managing Agents from time to time parties thereto, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.C to our Current Report on Form 8-K filed with the SEC on September 8, 2006).
10	.E.2	Amendment No 1., dated as of December 1, 2006, to the Receivables Purchase Agreement dated as of August 31, 2006 , among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party thereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.A.1 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007).
10	.E.3	Amendment No. 2, dated as of August 29, 2007, to the Receivables Purchase Agreement dated as of August 31, 2006 among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.A to our Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 6, 2007).
10	.E.4	Amendment No. 3, dated as of August 27, 2008, to the Receivables Purchase Agreement dated as of August 31, 2006 among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.A to our Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 10, 2008).
10	.E.5	Amendment No. 4, dated as of October 31, 2008, to the Receivables Purchase Agreement dated as of August 31, 2006 among TGP Funding Company, L.L.C., Tennessee Gas Pipeline Company, as initial Servicer, Starbird Funding Corporation and the other funding entities from time to time party hereto as Investors, BNP Paribas, New York Branch, and the other financial institutions from time to time party hereto as Managing Agents, and BNP Paribas, New York Branch, as Program Agent (Exhibit 10.E.5 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009).
10	.F	Third Amended and Restated Credit Agreement dated as of November 16, 2007, among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on November 21, 2007).
10	.G	Third Amended and Restated Security Agreement dated as of November 16, 2007, made by among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Grantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank (Exhibit 10.B to our Current Report on Form 8-K filed with the SEC on November 21, 2007).
10	.H	Third Amended and Restated Subsidiary Guarantee Agreement dated as of November 16, 2007, made by each of the Subsidiary Guarantors in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (Exhibit 10.C to our Current Report on Form 8-K filed with the SEC on November 21, 2007).
10	.I	Registration Rights Agreement, dated as of January 27, 2009, among Tennessee Gas Pipeline Company and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., SG Americas Securities, LLC, UBS Securities LLC, and Wells Fargo Securities, LLC (Exhibit 10.A to our Current Report on Form 8-K filed with the SEC on January 29, 2009).
12	**	Computation of Ratio of Earnings to Fixed Charges.
21	*	Subsidiaries of Tennessee Gas Pipeline Company.

Exhibit
Number		Description

23	.A**	Consent of Ernst & Young LLP.
23	.B*	Consent of Bracewell & Giuliani LLP (included in Exhibits 5 and 8).
25	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, to act as trustee under the Indenture.
99	.A**	Form of Letter of Transmittal.
99	.B**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.C**	Form of Notice of Guaranteed Delivery.
99	.D**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.E**	Form of Letter to Clients.
99	.F**	Form of Exchange Agent Agreement.

*	Indicates exhibits previously filed.

**	Indicates exhibits filed herewith.